UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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ePlus inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EPLUS INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on Tuesday, September 10, 2013

To the Shareholders of ePlus inc.:

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of ePlus inc., a Delaware corporation, will be held on September 10, 2013, at The Westin Washington Dulles Airport, 2520 Wasser Terrace, Herndon, Virginia 20171 at 8:00 a.m. local time for the purposes stated below:

1.	To elect as directors the nominees named in the attached proxy statement, each to serve an annual term, and until their successors have been duly elected and qualified;

2.	To hold an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered accounting firm for our fiscal year ending March 31, 2014; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

You are entitled to vote all shares of common stock registered in your name at the close of business on July 18, 2013. If your shares are held in the name of your broker or bank and you wish to attend the meeting in person, you should request your broker or bank to issue you a proxy covering your shares.

Whether or not you plan to attend the meeting, we urge you to complete, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope as soon as possible so that your shares may be represented at the meeting. Shareholders of record also have the option of voting their shares via the Internet or by using a toll-free telephone number. Instructions on how to vote either via the Internet or by telephone are included on the proxy card.

A list of shareholders entitled to notice of and to vote at the 2013 Annual Meeting will be open to examination by any shareholder, for any purpose germane to the meeting, for ten days prior to the meeting, at ePlus inc.’s principal executive office, 13595 Dulles Technology Drive, Herndon, Virginia 20171.

By Order of the Board of Directors

/s/ Erica S. Stoecker
July 30, 2013	Erica S. Stoecker
Corporate Secretary

YOUR VOTE IS IMPORTANT

BROKERS ARE NOT PERMITTED TO VOTE ON THE ELECTION OF DIRECTORS OR ON CERTAIN OTHER PROPOSALS WITHOUT INSTRUCTIONS FROM THE BENEFICIAL OWNER. THEREFORE, IF YOUR SHARES ARE HELD IN THE NAME OF YOUR BROKER OR BANK, IT IS IMPORTANT THAT YOU VOTE. WE ENCOURAGE YOU TO VOTE PROMPTLY, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 10, 2013:

The Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders and the Annual Report for the fiscal year ended March 31, 2013, are available at http://www.eplus.com/proxy.

Fiscal Year 2013 Grants of Plan-Based Awards	25
Outstanding Equity Awards At March 31, 2013	30
2013 Option Exercises and Stock Vested	30
2013 Nonqualified Deferred Compensation	31
Estimated Payments Upon Termination or Change in Control	31
Equity Compensation Plan Information	33

PROPOSALS	34

Proposal 1 - Election Of Directors	34
Proposal 2 – Advisory Vote on Named Executive Officer Compensation	37
Proposal 3 – Ratification of The Appointment of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm for Our Fiscal Year Ending March 31, 2014	38

REPORT OF THE AUDIT COMMITTEE	39

ePlus inc.	www.eplus.com

PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of ePlus inc. (sometimes referred to as “we,” “us,” “our,” “the Company” and “ePlus”), a Delaware corporation, is soliciting your proxy to vote at the 2013 Annual Meeting of Shareholders and at any adjournment or postponement thereof.  The annual meeting will be held on September 10, 2013, at 8:00 a.m. at The Westin Washington Dulles Airport, 2520 Wasser Terrace, Herndon, Virginia 20171.  You are invited to attend the annual meeting and we request that you vote on the proposals described in this proxy statement.  However, you do not need to attend the annual meeting to vote your shares.  Instead, you may complete, sign and return the proxy card or, as described below, you may be able to vote by Internet or telephone.

This proxy statement and the accompanying proxy card are being mailed to stockholders beginning on or about July 30, 2013.

Who is entitled to vote?

Only shareholders of record at the close of business on July 18, 2013, or “record date,” will be entitled to vote at the annual meeting.  On this record date, there were 8,199,924 shares of common stock outstanding and entitled to vote.  Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

What is the difference between holding shares as a registered shareholder and as a beneficial holder?

Shareholders of Record. If on the record date your shares were registered directly in your name with our transfer agent, Computershare, then you are a shareholder of record and a full set of the proxy materials were sent directly to you by the Company.  As a shareholder of record, you may vote in person at the annual meeting, by Internet, by phone or by mail using the proxy card.  Internet and telephone voting information is provided on the proxy card.  A control number, located on the proxy card, is designated to verify a shareholder’s identity and allow the shareholder to vote the shares and confirm that the voting instructions have been recorded properly.  Whether or not you plan to attend the annual meeting, we urge you to vote in advance of the annual meeting.

Beneficial Owner of Shares Held in Street Name. If on the record date your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.”  The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting.  As a beneficial owner you have the right to direct your broker or other agent on how to vote the shares in your account. If your shares of ePlus common stock are held in street name with a brokerage firm, you may vote by completing, signing and returning the voting instruction form provided by your broker.  You may also be able to vote by telephone or via the Internet if your broker makes these methods available.  Please see the voting instruction form provided by your broker. You are also invited to attend the annual meeting.  However, since you are not the shareholder of record you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.

On what am I voting?

There are three matters scheduled for a vote:

•	Election of the eight director nominees named in this proxy statement to serve for an annual term (Proposal No. 1);
•	An advisory vote on our executive compensation as disclosed in this proxy statement (Proposal No. 2); and
•	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2014 (Proposal No. 3).

ePlus inc.	www.eplus.com

We are not aware of any other matters to be presented at the annual meeting except for those described in this proxy statement. However, if any other matters not described in this proxy statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board (Proposal No. 1);
•	“FOR” the proposal regarding an advisory vote on executive compensation (Proposal No. 2); and
•	“FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014 (Proposal No. 3).

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. If you are a shareholder of record, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date, vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the annual meeting will be counted).
•	You may send a written notice that you are revoking your proxy to the Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia, 20171.
•	You may attend the annual meeting and vote in person. Attending the annual meeting will not, by itself, revoke your proxy.

Please note that to be effective, your new proxy card or written notice of revocation must be received by the Corporate Secretary prior to the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker or other agent.  You may also vote in person at the annual meeting if you obtain a legally valid proxy from your broker or other agent as described above.

How are proxies voted?

All shares represented by valid proxies received prior to the annual meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board of Directors, or sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors by the persons named as proxies and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

Beneficial Owner of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

ePlus inc.	www.eplus.com

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2014, (Proposal No. 3) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3.

The election of directors (Proposal No. 1) and the advisory vote on executive compensation (Proposal No. 2) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1 and No. 2.

What are the voting requirements for each proposal?

For Proposal No. 1, the eight nominees receiving the highest number of affirmative votes of the shares entitled to be voted will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Broker non-votes and votes withheld will not have any effect.

The favorable vote of holders of a majority of the shares entitled to vote and present in person or by proxy at the meeting will be required for the approval, on an advisory basis, of Proposal No. 2.  As advisory votes, these proposals are not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders and will consider the outcome of the vote when making future compensation decisions.  Broker non-votes will have no effect.

Approval of Proposal No. 3 requires the affirmative vote of holders of a majority of shares entitled to vote and present in person or by proxy at the meeting.  Because this is a routine matter and a broker or other nominee may generally vote on routine matters, no broker non-votes are expected to exist in connection with Proposal No. 3.

How are broker non-votes and abstentions treated?

A broker non-vote is considered present for purposes of determining whether a quorum exists, but is not considered a “vote cast” or “entitled to vote” with respect to such matter.  A share voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Therefore, an abstention will not have any effect on the election of directors. Because each of the other proposals requires the affirmative vote of the holders of a majority of the shares present and entitled to vote on each such proposal in order to pass, an abstention will have the effect of a vote against each of the other proposals.

What is a quorum?

A quorum of shareholders is necessary to hold a valid annual meeting.  A quorum will be present if at least a majority of the outstanding shares entitled to vote at the annual meeting are represented by proxy or by shareholders present in person at the annual meeting.  On the record date, there were 8,199,924 shares outstanding and entitled to vote.  Thus, at least 4,099,963 shares must be represented by proxy or by shareholders present and entitled to vote at the annual meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker or bank), vote via Internet or by telephone, or if you vote in person at the annual meeting.  We will count abstentions and broker non-votes for purposes of determining a quorum.  If there is no quorum, the chairman of the annual meeting or holders of a majority of the votes present at the annual meeting may adjourn the annual meeting to another time or date.

Who pays for the cost of this proxy solicitation?

The Company will pay for the entire cost of soliciting proxies.  In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding the proxy materials to beneficial owners.

ePlus inc.	www.eplus.com

How do I submit a proposal for the Annual Meeting of Shareholders in 2014?

To be considered for inclusion in the Company’s proxy statement and form of proxy for next year’s annual meeting, your shareholder proposal must be submitted in writing by April 2, 2014, to the Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia  20171.  Proposals must be received by that date and satisfy the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, or Exchange Act, to be included in the proxy statement and on the proxy card that will be used for solicitation of proxies by the Board for the 2014 annual meeting.

In accordance with our Bylaws, if you wish to submit a proposal for consideration at next year’s annual meeting that is not to be included in next year’s proxy materials, or wish to nominate a candidate for election to the Board of Directors at next year’s annual meeting, your proposal or nomination must be submitted in writing and received by the Corporate Secretary not less than 60 days before the date of the first anniversary of this 2013 Annual Meeting if the 2014 Annual Meeting is held within 30 days of the anniversary of this 2013 Annual Meeting, otherwise, within seven days after the first public announcement of the date of the 2014 Annual Meeting.

A submission by an ePlus shareholder must contain the specific information required in ePlus’ Bylaws.  If you would like a copy of ePlus’ current Bylaws, please write to the Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia  20171.  ePlus’ current Bylaws may also be found on the Company’s website at http://www.eplus.com/bylaws.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of elections and published in a Current Report on Form 8-K, which we are required to file with the Securities and Exchange Commission (the “SEC”) within four business days following the annual meeting.

Can I find additional information on the Company’s website?

Yes.  Although the information contained on, or accessible through, our website is not part of this proxy statement, you will find information about ePlus and our corporate governance practices at http://www.eplus.com/investors.  Our website contains information about our Board, Board Committees and their charters, a copy of our Bylaws, and our Standard of Conduct and Ethics, Certificate of Incorporation and corporate governance guidelines.  Shareholders may obtain, without charge, hard copies of the above documents by writing to:  Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia  20171.

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 13595 Dulles Technology Drive, Herndon, Virginia 20171. The Company’s main telephone number is (703) 984-8400.

CORPORATE GOVERNANCE

Role of the Board of Directors

Our Board plays an active role in overseeing management and representing the interests of shareholders. Directors are expected to attend Board meetings and the meetings of committees on which they serve. Directors are also frequently in communication with management between formal meetings. During the fiscal year ended March 31, 2013, the Board met a total of 12 times. All directors attended at least 75% of the total Board and committee meetings to which they were assigned in the fiscal year ended March 31, 2013.  The Company does not have a policy about directors’ attendance at the Annual Meeting of shareholders.  Seven members of the eight-member Board attended the 2012 Annual Meeting of shareholders.  Six of our board members are “independent directors” as defined in NASDAQ Rule 5605(a)(2).   Of our two non-independent directors, Mr. Norton serves as our Chief Executive Officer, and Mr. Bowen serves as our Executive Vice President.

ePlus inc.	www.eplus.com

Board Leadership Structure

Pursuant to our Corporate Governance Guidelines and Policies, which were most recently reviewed and revised in February  and April 2013, the Company’s current practice is to combine the Chief Executive Officer and Chairman roles.  The Board has determined that combining these positions serves the best interests of the Company and its shareholders at this time.  The Board believes that its Lead Independent Director best balances the need for effective and independent oversight of management with the need for strong, unified leadership.  Board oversight is enhanced by the fact that all of the Board’s key committees – Audit, Compensation, and Nominating and Corporate Governance, are comprised entirely of independent directors.  The Board, as part of its regular review of the effectiveness of the Company’s governance structure, reviews at least annually whether combining the roles of CEO and Chairman continue to serve the best interests of the Company and its shareholders.  Mr. C. Thomas Faulders, III currently serves as our Lead Independent Director.

The Nominating and Corporate Governance Committee annually reviews and assesses the continuing effectiveness of the role of Lead Independent Director.  As provided in our Corporate Governance Guidelines and Policies, the Lead Independent Director’s responsibilities include:

•	Serve as a liaison between the CEO and independent directors;
•	Preside at regular executive sessions of independent directors, or at Board meetings when the Chairman is ill, absent, or otherwise unable to carry out the duties of Chairman;
•	Convene additional executive sessions of independent directors as needed, either at his own initiative or at the request of other independent directors;
•	In conjunction with the CEO, or committee chair as appropriate, determine board and committee agendas and the type of information that should be provided to the directors;
•	Discuss with the CEO the amount of time to be allotted for meeting agenda items;
•	Meet with ePlus shareholders, as appropriate; and
•	Review, in conjunction with the Chairman of the Board and the Chair of the Nominating and Corporate Governance Committee, factors that may affect a director’s independence.

The Board’s Role in Risk Oversight

The Board oversees the Company’s enterprise risk management process.  Management reviews the process with the full Board on a periodic basis, including identification of key risks and steps taken to monitor or mitigate them.  Although the full Board is responsible for this oversight function, the Audit, Compensation and Nominating and Corporate Governance Committees assist the Board in discharging its oversight duties.  Accordingly, while each of the three committees contributes to the risk management oversight function by assisting the Board in the manner outlined below, the Board itself remains responsible for the oversight of the Company’s risk management program.

The Audit Committee discusses with management and the independent auditor, as appropriate, (i) risks related to its duties and responsibilities as described in its charter, (ii) management’s policies and processes for risk assessment and risk management and (iii) in the period between the Board’s risk oversight reviews, management’s evaluation of the Company’s major risks and the steps management has taken or proposes to take to monitor and mitigate such risks.  The Company’s Compensation Committee reviews risks related to the subject matters enumerated in its charter, including the Company’s compensation programs and plans and incentive compensation and equity plans.  The Nominating and Corporate Governance Committee considers risk related to the subject matters for which it is responsible, primarily corporate governance matters and related person transactions.

Standard of Conduct and Ethics

We are committed to ethical behavior in all that we do.  Our Standard of Conduct and Ethics applies to all of our directors, officers and employees. It sets forth our policies and expectations on a number of topics, including our commitment to promoting a fair workplace, avoiding conflicts of interest, compliance with laws (including insider trading laws), appropriate relations with government officials and employees, and compliance with accounting principles.

ePlus inc.	www.eplus.com

We also maintain a toll-free hotline through which concerns may be raised regarding accounting or financial reporting matters, or other matters of concern.  The hotline is available to all employees, 7 days a week, 24 hours a day, in English and in Spanish. Employees using the hotline may choose to remain anonymous. All hotline inquiries are forwarded to a member of our Audit Committee, as well as to our general counsel and vice president of human resources.

Our Standard of Conduct and Ethics is posted on our website at http://www.eplus.com/ethics.  Printed copies of the Standard of Conduct and Ethics may be obtained by shareholders, without charge, by contacting Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia 20171. We intend to make any required disclosures regarding any amendments of our Standard of Conduct and Ethics or waivers granted to any of our directors or executive officers on our website at www.eplus.com.

Identifying and Evaluating Nominees for Directors

Each year, the Nominating and Corporate Governance Committee recommends to the Board the slate of directors to serve as nominees for election by the shareholders at the annual meeting.  Incumbent directors standing for reelection are evaluated by the Nominating and Corporate Governance Committee in accordance with the Committee’s charter, which includes reviewing the incumbent’s capabilities, availability to serve, independence and other relevant factors.  The process for identifying and evaluating candidates to be nominated to the Board starts with an evaluation of a candidate by the Chairman of the Committee, followed by the Committee in its entirety. Director candidates may also be identified by shareholders. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience, and capabilities on the Board of Directors. Furthermore, any member of the Board of Directors shall meet the following criteria:

•	Unquestioned personal ethics and integrity;
•	Possess specific skills and experience aligned with ePlus’ strategic direction and operating challenges;
•	Bring to the Board diversity in skills and experience that complement the overall composition of the Board;
•	Have a history of core business competencies of high achievement;
•	Possess a demonstrated record of success, financial literacy and history of making good business decisions and exposure to best practices;
•	Demonstrate interpersonal skills that maximize group dynamics;
•	Be enthusiastic about ePlus; and
•	Have sufficient time to become fully engaged.

Additionally, the Nominating and Corporate Governance Committee annually reviews the Board’s size, structure, composition and functioning, to ensure an appropriate blend and balance of diverse skills and experience. Diversity may encompass a candidate’s gender, race, national origin, educational and professional experiences, expertise and specialized or unique technical backgrounds and/or other tangible or intangible aspects of the candidate’s qualifications in relation to the qualifications of the then current board members and other potential candidates. The Nominating and Corporate Governance Committee does not have a formal policy specifying how diversity should be applied in identifying or evaluating director candidates, and diversity is but one of many factors the Nominating and Corporate Governance Committee may consider.

Shareholder Nominees

Shareholder proposals for nominations to the Board should be submitted to the Corporate Secretary of the Company as specified in the Company’s Bylaws.  The information requirements for any shareholder proposal or nomination can be found in Section 2.8 of our Bylaws, available at http://www.eplus.com/bylaws.  Proposed shareholder nominees are communicated to the Nominating and Corporate Governance Committee and are considered in the selection process for nominees to be included among the director candidates to be recommended to the Board.

Communications with the Board of Directors

Persons interested in communicating with the directors regarding concerns or issues may address correspondence to a particular director, to the Board or to the independent directors generally, in care of ePlus inc. at 13595 Dulles Technology Drive, Herndon, Virginia 20171.  If no particular director is named, letters will be forwarded, as appropriate and depending on the subject matter, by the General Counsel to the Chair of the Audit Committee, the Chair of the Compensation Committee, or the Chair of the Nominating and Corporate Governance Committee.  The General Counsel reviews such communications for spam (such as junk mail or solicitations) or misdirected communications.

ePlus inc.	www.eplus.com

Director Independence

Our Board has reviewed the relationships concerning independence of each director on the basis of the definition of “independent” contained in the Nasdaq Marketplace Rules and our Corporate Governance Guidelines and Policies, a copy of which is available on our website at http://www.eplus.com/corporate-governance-guidelines.  Guideline No. 11 of our Corporate Governance Guidelines and Policies provides that the Board of Directors has determined that the following relationships will not be considered material relationships that would impair a director's independence:

Business Relationships

•	The Company does business with a director’s business affiliate or the business affiliate of an immediate family member of a director for goods or services, or other contractual arrangements, in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons and the annual revenues or purchases from such business affiliate are less than the greater of $200,000 and 1% of such person’s consolidated gross revenues;
•	A company (of which a director or an immediate family member is an officer) does business with the Company and the annual sales to, or purchases from, the Company during such other company’s preceding fiscal year are less than the greater of $200,000 and 1% of the gross annual revenues of such other company;
•	A law firm of which a director or an immediate family member is a partner or of counsel performs legal services for the Company, the director or the immediate family member does not personally perform any legal services for the Company, and the annual payments to such law firm are less than the greater of $200,000 and 1% of such law firm’s consolidated gross revenues;
•	An investment bank or consulting firm of which a director or an immediate family member is a partner or of counsel performs investment banking or consulting services for the Company, the director or the immediate family member does not personally perform any investment banking or consulting services for the Company and the annual payments to such investment bank or consulting firm are less than the greater of $200,000 and 1% of such investment bank’s or consulting firm’s consolidated gross revenues; and
•	The director serves on a regularly constituted advisory board of the Company, for which such director receives standard fees of no more than $50,000 per annum.

Relationships with Not-for-Profit Entities

•	A foundation, university or other not-for-profit organization of which a director or immediate family member is an officer, director or trustee receives from the Company contributions in an amount which does not exceed the greater of $100,000 and 1% of the not-for-profit organization’s aggregate revenues during the entity’s preceding fiscal year. (The Company’s automatic matching of employee charitable contributions are not included in the Company’s contributions for this purpose.)

In accordance with that review, our Board has made a subjective determination as to each independent director that no relationships exist that, in our Board’s opinion, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and by management with regard to each director’s business and personal activities as they may relate to our business and our management.

The Board has determined that Messrs. O’Donnell, Cooper, Herman, Faulders, Hovde and Callies are independent under the Nasdaq Marketplace Rules and in accordance with the Corporate Governance Guidelines and Policies. The Board has also determined that the members of each committee of the Board are independent under the listing standards of the Nasdaq Marketplace Rules for the respective committees on which they serve.  In determining the independence of the directors, the Board additionally considered the relationships described under “Related Person Transactions,” which it determined were immaterial to the individuals’ independence.

ePlus inc.	www.eplus.com

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of the four independent directors listed below. No member of the Compensation Committee is a current, or during fiscal 2013 was a former, officer or employee of the Company or any of its subsidiaries. During fiscal 2013, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. In fiscal 2013, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

Committees

In accordance with our bylaws, the Board of Directors has three standing committees: Audit, Compensation, and Nominating and Corporate Governance. On December 13, 2012, the Board of Directors approved and adopted amended charters for each of our three committees. Additional changes to the Compensation Committee Charter were effected on April 17, 2013.  The charter for each of our committees can be found at http://www.eplus.com/committee-charters.

The following table provides a summary of the membership of each of the committees of the Board of Directors as of March 31, 2013.

Name	Audit	Compensation	Nominating and Corporate Governance
John E. Callies	Member	Chair
Milton E. Cooper, Jr.		Member	Member
C. Thomas Faulders III	Member	Member
Lawrence S. Herman	Member	Member	Chair
Eric D. Hovde			Member
Terrence O'Donnell	Chair		Member

The Audit Committee

The Audit Committee of the Board of Directors assists the Board in its oversight of the Company’s corporate accounting and financial reporting process; the Company’s process to manage business and financial risk; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the Company’s internal audit function and independent auditor. The Audit Committee is governed by a Board-approved charter stating its responsibilities. The Committee’s responsibilities include:

•	to appoint, compensate, retain and oversee the work of the independent auditor engaged for the purpose of preparing or issuing an audit report and performing other audit, review or attest services for the Company.
•	to discuss the annual audited financial statements with management and the Company’s independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.
•	to discuss the Company’s unaudited financial statements and related footnotes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” portion of the Company’s Form 10-Q for each interim quarter with management and independent auditor, as appropriate.
•	to provide oversight of the Company’s internal audit function.
•	to discuss the earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and ratings agencies with management and the independent auditor, as appropriate.

ePlus inc.	www.eplus.com

For additional information regarding the Audit Committee’s duties and responsibilities, please refer to the Audit Committee’s charter, which is available on our website.

The Board has determined that each of the members of the Audit Committee is independent within the meaning of the listing standards of Nasdaq Marketplace Rules and applicable SEC regulations. The Board has determined that Mr. Faulders is an Audit Committee financial expert within the meaning of SEC regulations. The Audit Committee met 14 times during the fiscal year ended March 31, 2013.

As required under the Sarbanes-Oxley Act of 2002, the Audit Committee has procedures in place to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Compensation Committee

The Compensation Committee of the Board of Directors oversees and advises the Board on the adoption of policies that govern the Company’s compensation and benefit programs. The Board has determined that each of the members of the Compensation Committee is an independent director within the meaning of the Nasdaq Marketplace Rules, a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.  The Compensation Committee is additionally governed by a Board-approved charter.  During the fiscal year ended March 31, 2013, the Compensation Committee met eight times.

The Compensation Committee reviews the effectiveness of the Company’s executive compensation programs, including reviewing and approving goals and objectives for the Company’s executives. The Compensation Committee is responsible for evaluating and setting the compensation for our Chief Executive Officer, Phillip G. Norton. Mr. Norton is responsible for evaluating and recommending to the Compensation Committee the amount of compensation of our other executive officers. The Compensation Committee reviews such recommendations from Mr. Norton and has the authority to approve or revise such recommendations.  The Compensation Committee also administers the Company’s equity benefit plans.

The Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee to perform certain of its duties on its behalf including, to the extent permitted by applicable law, the delegation to a subcommittee of at least two directors the authority to grant equity awards and approve performance-based compensation.  The Compensation Committee’s authority to grant equity awards may not be delegated to the Company’s management. The functions of the Committee are further described in its charter, which can be found on our website.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance. The Nominating and Corporate Governance Committee is governed by a Board-approved charter stating its responsibilities, as well as Corporate Governance Guidelines and Policies that were adopted and are regularly reviewed by the Board of Directors. The Committee assists the Board by selecting and recommending board nominees and making recommendations concerning the composition of Board committees. The Committee also reviews and recommends to the Board the compensation of non-employee directors. The Nominating and Corporate Governance Committee met five times during the fiscal year ended March 31, 2013.  The Board has determined that each of the members of the Committee is an independent director within the meaning of the Nasdaq Marketplace Rules.  The functions of the Committee are further described in its charter, which can be found on our website.

DIRECTORS’ COMPENSATION

The following table sets forth the compensation for the members of the Board of Directors of ePlus for the fiscal year ended March 31, 2013. Mr. Norton, the Company’s Chairman of the Board, President and Chief Executive Officer, and Mr. Bowen, the Company’s Executive Vice President, do not receive any additional compensation for their service as a director. Mr. Norton’s and Mr. Bowen’s compensation is reported under “Executive Compensation” herein and accordingly is not included in the following table.

ePlus inc.	www.eplus.com

The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation.  For the fiscal year ended March 31, 2013, each non-employee director received an annual cash retainer of $65,000, paid in quarterly installments, or, alternatively, at the director’s election, a director may receive his cash compensation in non-forfeitable restricted stock. In addition, each non-employee director will receive an annual grant of restricted stock having a fair market value on the date of grant (determined without regard to the restrictions applicable thereto) equal to the aggregate dollar amount of cash compensation earned by a non-employee director during the Company’s fiscal year ended immediately prior to the annual grant date.  All awards of restricted stock vest ratably over two years.  Upon joining the Board, a new non-employee director will receive a pro-rata share of restricted stock awarded to the other non-employee directors, based on the number of days the new non-employee director will serve before the next regularly scheduled annual grant date (i.e., September 25th). These pro-rata awards will also vest ratably over two years.

Directors are also reimbursed for their out-of-pocket expenses incurred to attend Board or committee meetings.

2013 Fiscal Year Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation	Nonqualifieid Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
John E. Callies	65,000	44,977	-	-	-	-	109,977
Milton E. Cooper, Jr.	65,000	44,977	-	-	-	-	109,977
C. Thomas Faulders, III	65,000	44,977	-	-	-	-	109,977
Lawrence S. Herman	65,000	44,977	-	-	-	-	109,977
Eric D. Hovde	65,000	44,977	-	-	-	-	109,977
Terrence O'Donnell	65,000	44,977	-	-	-	-	109,977

(1)	One of our directors, Mr. O’Donnell, made a stock fee election for calendar year 2012 to receive shares of restricted stock in lieu of cash pursuant to the 2008 Non-Employee Long-Term Incentive Plan. Thus, he received 495, 403 and 374 shares of restricted stock in lieu of cash compensation for the first, second and third quarters, respectively, of the fiscal year ended March 31, 2013. Two of our directors, Mr. O’Donnell and Mr. Hovde, made a stock fee election for calendar year 2013, which resulted in their each receiving 356 shares of restricted stock in lieu of cash compensation in the last quarter of the fiscal year ended March 31, 2013.
(2)	The values in this column represent the aggregate grant date fair values of the fiscal year 2013 restricted stock awards, computed in accordance with Financial Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB Topic 718”).
(3)	As of March 31, 2013, the aggregate number of nonvested restricted stock shares and all stock options outstanding for each director was as follows:

Name	Number of Restricted Stock Shares	Number of Stock Options
John E. Callies	2,095	-
Milton E. Cooper, Jr.	2,095	-
C. Thomas Faulders, III	2,095	-
Lawrence S. Herman	2,095	20,000
Eric D. Hovde	2,956	-
Terrence O'Donnell	4,580	20,000

ePlus inc.	www.eplus.com

SECURITY OWNERSHIP BY MANAGEMENT

The following table shows the shares of ePlus common stock beneficially owned by each named executive officer, director and nominee, and all directors and executive officers as a group as of June 28, 2013.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage of Shares Outstanding
Phillip G. Norton (3)	2,328,562	28.40%
Bruce M. Bowen (4)	514,665	6.28%
C. Thomas Faulders III (5)	43,469	*
Terrence O'Donnell (6)	40,156	*
Milton E. Cooper, Jr. (7)	45,896	*
Lawrence S. Herman (8)	38,248	*
John E. Callies (9)	4,470	*
Eric D. Hovde (10)	1,173,235	14.31%
Elaine D. Marion (11)	64,530	*
Mark P. Marron (12)	59,591	*
Steven J. Mencarini (13)	10,665	*
All directors and executive officers as a group (11 persons)	4,323,487	52.73%

*  Less than 1%

(1)	The business address of Ms. Marion and Messrs. Norton, Bowen, Marron, Faulders, O’Donnell, Cooper, Herman, Hovde, Callies and Mencarini is 13595 Dulles Technology Drive, Herndon, Virginia, 20171-3413.
(2)	A person is deemed to be the beneficial owner of securities if the securities can be acquired by such person within 60 days of June 28, 2013, upon exercise of options or warrants. Each beneficial owner’s percentage ownership is determined by assuming that options or warrants that are held by such person (but not by any other person) and that are exercisable within 60 days of June 28, 2013, have been exercised. Also, nonvested restricted shares included herein are considered beneficially owned since the owner thereof has the right to vote such nonvested restricted shares.
(3)	Includes 2,040,000 shares of common stock held by J.A.P. Investment Group, L.P., a Virginia limited partnership, of which A.J.P. Inc., a Virginia corporation, is the sole general partner. Patricia A. Norton, spouse of Phillip G. Norton, is the sole shareholder of A.J.P., Inc. Also includes 60,808 shares of common stock that Mr. Norton holds individually, of which 49,252 shares are restricted stock that have not vested as of June 28, 2013, however, Mr. Norton has the right to vote such shares of restricted stock prior to vesting. Mr. Norton additionally owns 227,754 shares jointly with his spouse.
(4)	Includes 300,000 shares of common stock held by Bowen Holdings LLC, a Virginia limited liability company, which is owned by Mr. Bowen and his three children, for which shares Mr. Bowen serves as manager. Additionally includes 97,480 shares held by the Elizabeth Dederich Bowen Trust, and 97,481 shares held by the Bruce Montague Bowen Trust. Also includes 19,704 shares of common stock that Mr. Bowen holds individually, of which 15,843 shares are restricted stock that have not vested as of June 28, 2013, however, Mr. Bowen has the right to vote such shares of restricted stock prior to vesting.
(5)	Includes 2,095 shares of restricted stock that have not vested as of June 28, 2013, however, Mr. Faulders has the right to vote such shares of restricted stock prior to vesting.
(6)	Includes 20,000 shares of common stock that Mr. O'Donnell has the right to acquire by exercise of stock options. Also includes 4,552 shares of restricted stock that have not vested as of June 28, 2013, however, Mr. O'Donnell has the right to vote such shares of restricted stock prior to vesting.
(7)	Includes 2,095 shares of restricted stock that have not vested as of June 28, 2013, however, Mr. Cooper has the right to vote such shares of restricted stock prior to vesting.
(8)	Includes 20,000 shares of common stock that Mr. Herman has the right to acquire by exercise of stock options. Also includes 2,095 shares of restricted stock that have not vested as of June 28, 2013, however, Mr. Herman has the right to vote such shares of restricted stock prior to vesting.
(9)	Includes 2,095 shares of restricted stock that have not vested as of June 28, 2013, however, Mr. Callies has the right to vote such shares of restricted stock prior to vesting.

ePlus inc.	www.eplus.com

(10)	Of the 1,173,235 shares of common stock beneficially owned by Mr. Hovde, he owns 228,183 shares directly, which includes 3,104 shares of restricted stock that have not vested as of June 28, 2013, however, Mr. Hovde has the right to vote such shares of restricted stock prior to vesting. Mr. Hovde is the managing member of: (a) Hovde Capital I, LLC, the general partner to Financial Institution Partners, L.P., which owns 626,097 Shares; and (b) Hovde Capital, Ltd., the general partner to Financial Institution Partners III, L.P., which owns 288,775 Shares. Mr. Hovde is a trustee of the Hovde Private Equity Advisors LLC 401(k) Profit Sharing Plan and Trust, which owns 1,149 Shares; a trustee of the Hovde Capital Advisors LLC 401(k) Profit Sharing Plan and Trust, which owns 7,766 Shares; and a trustee of The Eric D. and Steven D. Hovde Foundation, which owns 21,265 shares.
(11)	Includes 107 shares held in an Individual Retirement Account. Also includes 34,342 shares of restricted stock that have not vested as of June 28, 2013, however, Ms. Marion has the right to vote such shares of restricted stock prior to vesting.
(12)	Includes 29,342 shares of restricted stock that have not vested as of June 28, 2013, however, Mr. Marron has the right to vote such shares of restricted stock prior to vesting.
(13)	Includes 3,961 shares of restricted stock that have not vested as of June 28, 2013, however, Mr. Mencarini has the right to vote such shares of restricted stock prior to vesting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE, RELATED PERSON TRANSACTIONS AND INDEMNIFICATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based  solely upon a review of such reports  furnished  to ePlus pursuant to Rule 16a-3 under the  Exchange Act,  ePlus  believes  that all such forms  required to be filed  pursuant to Section  16(a) of the Exchange Act were timely filed, as necessary, by the officers,  directors, and security holders required to file such forms, except that Ms. Marion had one late Form 4 filing involving one transaction.

Related Person Transactions

Two sons of our President and Chief Executive Officer, Phillip G. Norton, are employed at subsidiaries of the Company. The first, a Senior Vice President at ePlus Government, inc., earned $328 thousand during the fiscal year ended March 31, 2013.  Approximately one-half of his cash compensation was base salary, and the remainder was commissions and an annual bonus. He also received a grant of 1,330 restricted shares, which will vest annually in equal one-thirds, beginning on the first anniversary of the grant, and received $3,773 in benefits representing travel and entertainment costs for his spouse to attend the Company’s sales meeting.  The second, a Senior Account Executive at ePlus Government, inc., earned $762 thousand during the fiscal year ended March 31, 2013, in base salary and commissions, with commissions constituting more than 85% of the compensation total.  He additionally received $2,951 representing travel and entertainment costs for his family to attend the Company’s sales meeting.  Mr. Norton’s brother is a Senior Account Executive at ePlus Group, inc.  He earned $165 thousand in the fiscal year ended March 31, 2013, primarily in commissions and other compensation related payments, with commissions constituting more than 75% of the total compensation. The Senior Account Executives’ compensation, like that of their peers’, is based primarily on the calculation of commissions for sales completed, in accordance with our commission plan.

Mr. O’Donnell, Chairman of the Audit Committee and member of the Nominating and Corporate Governance Committee, has a son-in-law serving as Senior Account Executive at ePlus Group, inc. who earned $403 thousand in base salary, commissions, and other compensation related payments in the fiscal year ended March 31, 2013. His compensation, like that of his peers’, is based primarily on the calculation of commissions for sales completed, in accordance with our commission plan.  Approximately 80% of his compensation was based on commissions.  He also received $1,793 representing travel and entertainment costs for his spouse to attend the Company’s sales meeting.

ePlus inc.	www.eplus.com

The Company has a written Related Person Transaction Policy, which establishes processes, procedures and standards regarding the review, approval and ratification of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds $120 thousand. All related person transactions are prohibited unless approved or ratified by the Nominating and Corporate Governance Committee, or, in certain circumstances, the Chair of the Nominating and Corporate Governance Committee.  To the extent required by our Related Person Transactions Policy, all of the above matters were approved by the Nominating and Corporate Governance Committee in accordance with such Policy.

Indemnification

We have entered into indemnification agreements with each of our directors and executive officers, and we expect to enter into similar indemnification agreements with persons who become directors or executive officers in the future. The indemnification agreements provide that ePlus will indemnify the director or officer against any expenses or liabilities incurred in connection with any proceeding in which the director or officer may be involved as a party or otherwise, by reason of the fact that the director or officer is or was a director or officer of ePlus or by any reason of any action taken by or omitted to be taken by the director or officer while acting as an officer or director of ePlus.

However, ePlus is only obligated to provide indemnification under the indemnification agreements if:

•	the director or officer was acting in good faith in a manner the director or officer reasonably believed to be in the best interests of ePlus, and, with respect to any criminal action, the director or officer had no reasonable cause to believe the director’s or officer’s conduct was unlawful;
•	the claim was not made to recover profits by the director or officer in violation of Section 16(b) of the Exchange Act or any successor statute;
•	the claim was not initiated by the director or officer;
•	the claim was not covered by applicable insurance; or
•	the claim was not for an act or omission of a director of ePlus from which a director may not be relieved of liability under Section 102(b)(7) of the Delaware General Corporation Law. Each director and officer has undertaken to repay ePlus for any costs or expenses paid by ePlus if it is ultimately determined that the director or officer is not entitled to indemnification under the indemnification agreements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNER

The following table shows information regarding each person known to be a “beneficial owner” of more than 5% of our outstanding shares of common stock as of June 28, 2013.  For purposes of this table, beneficial ownership of securities generally means the power to vote or dispose of securities, regardless of any economic interest in the securities.  All information shown is based on information reported on Schedule 13G/A filed with the SEC on the dates indicated in the footnote to this table.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
Dimensional Fund Advisors LP (1) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	672,344	8.20%

(1)	The information as to Dimensional Fund Advisors LP (“Dimensional”) is derived from a Schedule 13G/A filed with the SEC on February 11, 2013. Dimensional, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts, and accounts are referred to as the “Funds.” In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of ePlus that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of ePlus held by the Funds. However, all securities reported in the Schedule 13 G/A are owned by Funds. Dimensional disclaims beneficial ownership of such securities.

ePlus inc.	www.eplus.com

EXECUTIVE OFFICERS

The following table sets forth the name, age and position of each person who was an executive officer of ePlus on June 30, 2013.  There are no family relationships between any director or executive officer and any other director or executive officer of ePlus.  Additional information relating to Messrs. Norton and Bowen, who are both directors and executives of the Company, may be found in the section entitled “Proposal 1 – Election of Directors.”

Name	Age	Position

Phillip G. Norton	69	Chief Executive Officer

Bruce M. Bowen	61	Executive Vice President

Elaine D. Marion	45	Chief Financial Officer

Mark P. Marron	52	Chief Operating Officer

Steven J. Mencarini	57	Senior Vice President of Business Operations

The business experience of each non-director executive officer of ePlus is described below.

Elaine D. Marion joined us in 1998.  Ms. Marion became our Chief Financial Officer on September 1, 2008.  Since 2004, Ms. Marion served as our Vice President of Accounting.  Prior to that, she was the Controller of ePlus Technology, inc., a subsidiary of ePlus, from 1998 to 2004. Ms. Marion is a graduate of George Mason University, where she earned a Bachelor’s of Science degree with a concentration in Accounting.

Mark P. Marron joined our subsidiary ePlus Technology, inc. in 2005 as Senior Vice President of Sales.  On April 22, 2010, he was appointed as Chief Operating Officer of ePlus inc. and President of ePlus Technology, inc. Prior to joining us, from 2001 – 2005 Mr. Marron served as senior vice president of worldwide sales of NetIQ. Prior to joining NetIQ, Mr. Marron served as senior vice president and general manager of worldwide channel sales for Computer Associates International Inc. Mr. Marron has a Bachelor’s of Science degree in Computer Science from Montclair State University.

Steven J. Mencarini joined us in June 1997.  On September 1, 2008, he became our Senior Vice President of Business Operations.  Prior to that, he served as our Chief Financial Officer.  Prior to joining us, Mr. Mencarini was Controller of the Technology Management Group of CSC. Mr. Mencarini joined Computer Sciences Corporation (“CSC”) in 1991 as Director of Finance and was promoted to Controller in 1996. Mr. Mencarini is a graduate of the University of Maryland and received a Masters of Taxation from American University in 1985.

Each of our executive officers is chosen by the Board and holds his or her office until his or her successor shall have been duly chosen and qualified or until his or her death or until he or she resigns or is removed by the Board.

COMPENSATION COMMITTEE REPORT

The following report shall not be deemed incorporated by reference in any filing under the federal securities laws by virtue of any general incorporation of this proxy statement by reference and shall not otherwise be treated as filed under the federal securities laws.

ePlus inc.	www.eplus.com

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management.   Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis, as it appears below, be included in the Company’s proxy for the fiscal year ended March 31, 2013. This report is provided by the following independent directors, who served on the Committee during the fiscal year and through June 30, 2013:

John E. Callies (Chairman)
Milton E. Cooper, Jr.
C. Thomas Faulders, III
Lawrence S. Herman

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section explains the Company’s executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables under “Executive Compensation” following this discussion:

Phillip G. Norton	Chairman, President and Chief Executive Officer
Bruce M. Bowen	Executive Vice President
Elaine D. Marion	Chief Financial Officer
Mark P. Marron	Chief Operating Officer
Steven J. Mencarini	Senior Vice President

Executive Summary

The Compensation Committee oversees the executive compensation program and determines the compensation for the Company’s executive officers.  The Company believes the compensation program for the named executive officers contributed to the Company’s financial performance in fiscal year 2013.   During the year, the Company’s revenues increased 19.1% and net earnings increased 49.1%.  The Company continued progress toward its long term strategic plan, which includes building a national footprint, adding to our technical capabilities and increasing operational efficiencies.  Inclusive of the $2.50 special dividend paid in December, 2012, the Company’s share price increased more than 50% during the year to $46.21 per share on March 28, 2013, the last day of trading in the Company’s fiscal year, which ended on March 31, 2013.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests.  Our executive compensation program evolves and is adjusted over time to support ePlus’ business goals and promote both short- and long-term profitable growth of the Company. Cash compensation consists primarily of base salary and payments under our annual executive incentive plan that are based on company financial performance and individual performance. Equity-based compensation is used to align compensation with the long-term interests of ePlus’ shareholders by focusing our executive officers on increasing shareholder value.

The compensation for our named executive officers consists of three elements— base salaries, annual performance-based cash bonuses, and long-term equity awards in the form of restricted stock—that are designed to reward performance in a straightforward manner. The annual bonus program provides incentives for executives to help achieve the Company’s annual financial goals. Restricted stock awards provide incentives for executives to remain employed by the Company and to create and maintain long-term value for shareholders, since the shares vest over a multi-year period.  These components of the program are directly linked to the principle that executive compensation should be based on performance.

The Company’s executive compensation program is also intended to promote and maintain stability within the executive team. All restricted stock awards made to the named executive officers to date vest over a three-year vesting period. Each named executive officer has been an employee of the Company for at least 14 years, other than Mr. Marron who joined the Company in 2005. The Company expects each named executive officer to contribute to the Company’s overall success as a member of the executive team rather than focus solely on specific objectives within the officer’s area of responsibility.

ePlus inc.	www.eplus.com

The Company believes its executive compensation program is simple in design and serves the Company and its shareholders well.

Objectives of Our Compensation Program

The Compensation Committee and ePlus’ management believe that compensation is an important tool that should help recruit, retain and motivate the employees that the Company will depend on for current and future success.  The primary objectives of the Compensation Committee are to design and administer a compensation program for our named executive officers to:

•	attract, retain, and reward highly qualified and experienced executives;
•	align compensation with our business objectives and performance;
•	provide incentives for the creation of long-term shareholder value; and
•	reward individual performance.

2012 Say on Pay Vote

The Company held its first advisory vote on executive compensation (colloquially referred to as “Say on Pay”) at its annual meeting of shareholders in 2011, at which time shareholders also recommended that the Say on Pay vote be held annually.  Our second Say on Pay vote was thus held at our annual meeting of shareholders in September 2012.   Of the total shares voted, 99% voted in favor of our executive compensation.  Advisory Proposal No. 2 below provides for shareholder vote on the Company’s executive compensation program in fiscal year 2013.  The Compensation Committee evaluated the results of the 2012 advisory vote, together with the other factors and data discussed in this Compensation Discussion and Analysis in determining executive compensation policies and decisions.  The committee considered the vote results and did not make any changes to our executive compensation policies and decisions as a result of the 2012 advisory vote.

Executive Compensation Decision-Making Process

Role of Compensation Committee and Chief Executive Officer

The Compensation Committee generally establishes the components of our compensation program and may evaluate the components from time to time.  The Compensation Committee is responsible for evaluating and setting the compensation for our Chief Executive Officer, Phillip G. Norton.  Mr. Norton does not participate in the Compensation Committee’s deliberations or decisions with regard to his compensation.  Each year, the Compensation Committee conducts an evaluation of each named executive officer to determine if changes in the officer’s compensation are appropriate based on the considerations described below.  Mr. Norton is responsible for evaluating and recommending to the Compensation Committee the amount of compensation of our other named executive officers, Bruce M. Bowen, Elaine D. Marion, Mark P. Marron, and Steven J. Mencarini.  The Compensation Committee reviews such recommendations from Mr. Norton and has the authority to approve or revise such recommendations.  The Compensation Committee gives considerable weight to Mr. Norton’s evaluation of the other named executive officers because of his direct knowledge of each executive officer’s performance and contributions.  The decisions of the Compensation Committee regarding the amount of compensation to be paid to Messrs. Norton, Bowen, Marron, and Mencarini, and Ms. Marion do not require review or approval by our Board of Directors.  See “Components of Compensation and 2013 Compensation Determinations” for an analysis of how compensation is determined.

The Role of the Compensation Consultant

The Company established the overall features of its current compensation program in September 2009.  At that time, the Compensation Committee retained the services of Towers Perrin (now Towers Watson), an independent compensation advisory firm, to perform a review of our executive compensation program.   Towers Watson performed another review, which was its most recent review of our executive compensation program, in September 2011.  Like the September 2009 review, the review included a competitive review of our executive total compensation for our named executive officers, including base salary, annual incentive, total cash compensation (base salary plus annual incentives), long-term incentives, total direct compensation (total cash compensation plus long-term incentives), and severance provisions.  While Towers Watson provided general observations on the Company’s compensation programs, it did not determine or recommend the amount or form of compensation for the named executive officers.  Towers Watson has also performed some additional compensation-related services, such as a review of executive stock ownership guidelines, review of board compensation, and a compensation assessment for select employees who are not named executive officers.  Towers Watson did not perform any work for us in the fiscal year ended March 31, 2013.

ePlus inc.	www.eplus.com

The Role of Peer Companies and Benchmarking

With the assistance of Towers Watson, in September 2011, the Compensation Committee identified a group of peer companies to use for comparison purposes for all of our executive officers except Mr. Mencarini.  In selecting a peer group, Towers Watson examined publicly-filed proxy statements of selected peer companies, where available.  The peer group included similar size companies, with revenues ranging from $361 million to $2.6 billion – (approximately one-half to three times ePlus’ 2011 revenues of $863 million), with an emphasis on hardware/software and IT solutions provider companies.  Compared to the 2009 peer group, two companies, Epicor Software Corp. and Stanley Inc. were removed from the peer group, as they are no longer publicly traded.  Additionally, GTSI Corp. was excluded from the peer group due to extreme named executive officer turnover that occurred during fiscal year 2010.  Six additional companies were considered but not included:  CDW, Dimension Data Holdings, Insight Enterprises, Inc., Logicalis, Inc., Nexus IS, and Presidio, Inc.  Insight Enterprises was removed from the analysis due to size, while the other companies are private and have no available proxy data.  Towers Watson examined publicly-filed proxy statements of selected peer companies (where available), in addition to published survey data, and compiled 25th, 50th and 75th percentile summary results.  The published survey sources include the 2011 Culpepper Executive Compensation Survey, the 2010/2011 Towers Watson High Tech Executive Compensation Database, and the 2010/2011 Towers Watson Report on Top Management Compensation.  The survey data was regressed to ePlus’ revenues, while the proxy data was not adjusted for revenues.  Below is a list of the proxy peer companies considered in setting the compensation of each of the named executive officers except for Mr. Mencarini.

Peer Company	Phillip G. Norton, CEO	Bruce M. Bowen, EVP	Elaine D. Marion, CFO	Mark P. Marron, COO
Agilysys Inc.	X	X	X
Ariba Inc.	X		X	X
Black Box Corp.	X	X	X
CIBER Inc.	X	X
Mantech International Corp	X	X	X
Maximus Inc.	X	X	X
Moduslink Global Solutions, Inc.	X	X
PC Connection Inc	X		X	X
PC Mall Inc.	X		X
Sapient Corp.	X	X	X
Softchoice Corp.	X		X
SRA International Inc.	X		X	X

As seen above, in the case of Mark Marron, there was a limited amount of proxy data available in the peer group. In light of that, the Committee also considered published survey data for Mr. Marron.  The survey analysis matched Mr. Marron to the 2011 Culpepper Executive Compensation Survey.  The survey matched Mr. Marron’s position for revenue scope ($863 million) and job responsibilities.  The survey position description includes, “provide overall strategic and operational direction, and set organization-wide objectives, polices, and procedures.  Extensive business background with experience in multiple functional areas.  Lead multiple levels of management.”

In the case of Mr. Bowen’s proxy peer group, in some cases multiple positions were considered for a peer company:  Agilysys (two Senior Vice President and General Manager positions), Black Box Corp. (Vice President, Voice Services North, Europe and Latin America; Senior Vice President, Pacific Rim/Far East), CIBER Inc. (Executive Vice President and President, North American Division; Senior Vice President and President, Federal Division; Executive Vice President and President, International Division), Mantech International Crop. (President, Technical Services Group; President, Systems Engineering & Advanced Technology Group; President, Mission, Cyber & Technology Solutions Group), Maximus Inc. (President of Federal Services; President of Health Services; President of Human Services), Sapient Corp. (Senior Vice President and European Lead; Senior Vice President and Managing Director, Sapient Global Markets; Senior Vice President and North American Lead).

ePlus inc.	www.eplus.com

In the case of Mr. Mencarini, sufficient proxy data was not available for Senior Vice President of Business Operations positions.  However, Towers Watson used the 2010 Towers Watson – General Industry Executive survey data as a comparison, with a revenue scope of $863 million.  The survey position match was Top Administrative Executive, with a 15% discount for scope of responsibility.  The survey position description includes, “has primary responsibility for the administrations of two or more major staff functions such as finance, government relations, public relations, legal, human resources or information technology.  May also be responsible for other staff functions.”

The Compensation Committee reviews compensation practices at peer companies as part of its decision-making process so it can set total compensation levels that it believes are reasonably competitive. The Compensation Committee, however, does not set compensation components to meet specific benchmarks, such as targeting salaries “above the median” or equity compensation at a particular percentile. Furthermore, the Compensation Committee believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by the named executive officers.

In June 2013, the Committee considered whether to update the composition of our peer group.  After a review, which included the advice of Towers Watson, with regard to our CEO and CFO positions, the Committee established the revised peer group of the Companies listed below:

Black Box Corp
CDW
Ciber Inc.
Datalink Corp.
Insight Enterprises Inc.
Maximus Inc.
PC Connection Inc.
PC Mall Inc.
Softchoice Corp.

As compared to the peer group we originally established in 2011, for the June 2013 peer group we removed Agilysys and Ariba from the list, as they were bought by Merlin Equity and SAP, respectively.  We also removed Mantech International Corp, Moduslink Global Solutions Inc., Sapient, and SRA International, as we re-evaluated their lines of business and determined that other peer companies, CDW and Insight Enterprises Inc., are more closely aligned with our business.  In determining our peer group, we considered our sales, EBITDA, sales per employee, EBITDA per employee, market cap, number of employees, and companies with whom we compete for customers.  We also view a number of other companies as potential peers, however, because they are privately held no compensation data was available for those entities and they were not included in our peer group.

Components of Compensation and 2013 Compensation Determinations

Our named executive officer compensation program is based upon:

•	base salary;
•	annual performance cash bonuses paid pursuant to our Cash Incentive Plan (also known as our “Executive Incentive Plan”); and
•	long-term equity-based awards under our shareholder-approved Employee Long-Term Incentive Plan, or “Employee LTIP.” Awards made prior to September 2012 were issued under our 2008 Employee Long-Term Incentive Plan. In September 2012, our shareholders approved our 2012 Employee Long-Term Incentive Plan, however, no awards were issued under that plan during the fiscal year ended March 31, 2013.

ePlus inc.	www.eplus.com

The named executive officers are also eligible to participate in the Company’s health and welfare programs, 401(k) plan, and other broad-based programs on the same basis as other employees.  Also, Messrs. Bowen and Mencarini are each compensated through a Supplemental Benefit Plan, or Supplemental Plan.  These plans, which began in 2005, were approved by the Board for all the then-executive officers other than Mr. Norton.  The Supplemental Plans terminate August 11, 2014.  The Board and Compensation Committee do not currently employ these plans as part of the executive compensation program.

Cash Compensation

Base salaries and cash bonuses comprise the named executive officers’ cash compensation.  The Committee targets base salaries and cash bonuses for our named executive officers at competitive levels, i.e., generally near the median for executives in positions with similar responsibilities within the compensation peer group, while also taking into consideration the long-term compensation provided by our equity grants to our named executive officers.  Base salaries represent a fixed (non-variable) cash payment and cash bonuses are short-term performance-based cash payments.  The cash bonuses are based on the Company’s overall financial performance, and on each executive’s individual objectives, which are set by the Committee before or within 90 days of the start of each fiscal year.  The cash bonus for the fiscal year ended on March 31, 2013, was capped at one-half of the respective executive’s base salary.

Base Salaries.  As described above, the Compensation Committee retained the services of Towers Watson in September 2011 to perform a review of our executive compensation program.  The Compensation Committee concluded in July 2012 that the base salary for Ms. Marion should be adjusted.  In particular, the Committee noted that Ms. Marion’s overall compensation compared to both survey and proxy data was below the 50th percentile of both survey and proxy data, and, additionally, that the comparable positions did not take into account that Ms. Marion manages the Company’s Information Technology department.  Therefore, beginning August 1, 2012, Ms. Marion’s annual base salary was adjusted from $325,000 to $375,000.  The annual base salary was not adjusted for any other executive officer during the fiscal year ended March 31, 2013.  Throughout the fiscal year ended March 31, 2013, our remaining executive officer’s annual base salaries were as follows:  Mr. Norton’s base salary was $560,000, Mr. Bowen’s was $330,000, Mr. Marron’s was $450,000 and Mr. Mencarini’s was $275,000.  Effective July 1, 2013, Mr. Norton’s base salary is $650,000, Mr. Marron’s is $475,000, and Ms. Marion’s is $400,000.  Generally, the Committee sets base salary near the median for our peer group, based on information provided by Towers Watson, while also acknowledging that individual base salaries may vary based on factors such as individual responsibilities, complexity of position versus that of the market benchmark(s), performance, experience, future potential, and other, non-cash compensation received by each individual executive.

Performance Cash Bonuses.  The Compensation Committee adopted an amended Cash Incentive Plan effective beginning April 1, 2011.  Each of our five named executive officers were named as participants in the plan for the fiscal year ended March 31, 2013.  The amended Cash Incentive Plan provided for performance-based goals, which would enable “covered awards” to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).  The performance goals were presented to shareholders for approval at our 2011 annual meeting of shareholders.  The performance goals were approved by 98.7% of votes present and entitled to vote. The Cash Incentive Plan beginning in April 1, 2011, also included a provision for an adjusted award in the event it is determined that an award was paid based on incorrect financial results, and permits the Compensation Committee to require, to the extent permitted by law, reimbursement by the participant of any amount paid to or received by the participant with respect to such an award.  The Cash Incentive Plan further provides that cash payments under the plan are subject to recovery by the Company to the extent required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and any regulations promulgated thereunder.

The Cash Incentive Plan is administered by the Compensation Committee, which has full authority to determine the participants in the Cash Incentive Plan, the terms and amounts of each participant’s minimum, target and maximum awards, and the period during which the performance is to be measured.  As noted above, the cash bonus available under the Cash Incentive Plan is capped at one-half the executive’s base salary.  Therefore, the total mix of cash compensation, assuming the target incentive is achieved, is two-thirds base salary and one-third cash bonus.

ePlus inc.	www.eplus.com

The award amount paid is a percentage of base salary based on the level of attainment of financial performance and individual performance objectives as set forth in each participant’s award agreement. The 2013 performance weights and target amounts for each participant were as follows:

	Financial Performance		Individual Performance

Named Executive Officer	Percentage of Total Bonus	Target Amount ($)	Percentage of Total Bonus	Target Amount ($)
Phillip G. Norton	66.6%	186,667	33.3%	93,333
Bruce M. Bowen	66.6%	110,000	33.3%	55,000
Elaine D. Marion	50.0%	93,750	50.0%	93,750
Mark P. Marron	66.6%	150,000	33.3%	75,000
Steven J. Mencarini	66.6%	91,667	33.3%	45,833

The Company’s financial performance was based on the Company’s revenue (20% of the financial performance award) and earnings before taxes (80% of the financial performance award) for the 2013 fiscal year as stated in the Company’s Form 10-K for such year. The plan provides that such earnings are to be adjusted to exclude the incentive compensation accrued by the Company under the Cash Incentive Plan and any income, gain or loss attributable to the business operations of any entity acquired by the Company during the 2013 fiscal year.  The Cash Incentive Plan also permits the exclusion of all items of income, gain or loss determined by the Board to be extraordinary or unusual in nature and not incurred or realized in the ordinary course of business.  The Company’s financial performance as compared to the targets set forth in the executives’ award agreements is set forth below.  All executives had the same financial performance target.

	2013 (in thousands)

Performance Criteria	Target ($)	Actual ($)	Actual, as adjusted ($)(1)
Revenue	934,000	983,112	983,112
Earnings Before Taxes	47,699	58,745	59,740

(1)	Actual earnings before taxes were adjusted to add back the incentive compensation accrued by the Company of $995,000 under the Cash Incentive Plan.

The individual performance objectives varied by individual.  The categories of objectives generally include, among other similar goals:  achieve an overall sales goal, establish a presence in certain geographic areas through a financially viable acquisition or through organic growth, increase services revenue by a target percentage, make certain key hires, oversee successful upgrade and/or specific modifications of certain software programs and/or operational processes, and attend a minimum number of executive education courses.

At the conclusion of the fiscal year ended March 31, 2013, the Compensation Committee determined which of the financial and individual performance objectives described under the Cash Incentive Plan were achieved. There were no waivers or modifications to any specified performance targets, goals or conditions with respect to the Cash Incentive Plan. The following table details the annual incentive cash payments earned in the fiscal year ended March 31, 2013 (but paid in the subsequent fiscal year) for each named executive officer:

Named Executive Officer	2013 Annual Incentive Cash Payment ($)	2012 Annual Incentive Cash Payment ($)	% Change 2012 to 2013
Phillip G. Norton	280,000	245,281	14%
Bruce M. Bowen	165,000	131,888	25%
Elaine D. Marion	187,500	148,200	27%	(1)
Mark P. Marron	225,000	194,775	16%
Steven J. Mencarini	137,500	125,035	10%

(1)	Ms. Marion’s increase results in part from an increase in her base pay during the fiscal year ended March 31, 2013.

ePlus inc.	www.eplus.com

Long-Term Equity Compensation

The Compensation Committee believes long-term equity awards are the most effective way to attract and retain a talented executive team and align executives’ interests with those of shareholders.  Our long-term equity compensation is focused on rewarding long-term growth in shareholder value.  When determining the level of the grant, the Committee considers each named executive officer’s functional and enterprise management responsibilities, potential contributions to the Company’s profitability and growth, the value of prior long-term incentive grants and other non-cash compensation (such as, in the case of Messrs. Bowen and Mencarini, participation in any Supplemental Benefit Plans), and each executive’s total compensation, including cash compensation.  However, the Committee does not use a formula or assign a particular weight to any one factor in determining equity award grant levels.  Rather, the Committee’s determination of grant levels is subjective, and the Committee grants awards that it believes in its judgment are reasonably competitive.

In determining the number of shares to award, the Committee also reviewed the salary, cash bonus, and, with regard to Messrs. Bowen and Mencarini, a Supplemental Benefit Plan, of each executive officer. With regard to functional and enterprise management responsibilities, Mr. Norton and Ms. Marion have company-wide responsibility for strategic planning and risk management, SEC filings, profitability and growth.  Mr. Norton’s responsibilities further include responsibility for organic growth or a financially and strategically viable acquisition that meets certain criteria, and an increase in sales in each of the Company’s two business segments.  Ms. Marion’s responsibilities include such matters as overseeing the financial and IT functions of the organization, timely and accurate filings with the SEC, overseeing the internal control environment, and managing the Company’s participation in internal and external audits.  Mr. Marron is our Chief Operating Officer, and is also the president of our subsidiary, ePlus Technology, inc., which is part of the technology segment and encompasses more than 90% of the Company’s total revenue.  His responsibilities include participating in setting strategic objectives for the Company as a whole, achieving specified growth in certain areas, and other tasks which are critical to the efficient and effective functioning of a sales team that consists of over 360 salespeople and staff.

Mr. Bowen has primary responsibility for the strategy, organization and operations for all of the Company’s activities within the financing segment.  As president of the financing segment of the Company, Mr. Bowen leads a team of approximately three dozen salespeople and staff. Mr. Bowen also provides strategic insight into how our business segments function together and in the marketplace.  His responsibilities are focused on increasing financing origination, obtaining new customers for the financing segment, providing financial solutions for ePlus Technology, inc. customers and managing the financing division.  In addition, Mr. Bowen is a participant in the ePlus Supplemental Benefit Plan, under which he has received a life insurance policy.  In awarding the restricted stock, the Compensation Committee considered the employer-paid premium of the Supplemental Benefit Plan.  Mr. Bowen’s restricted stock award reflects the fact that he oversees a smaller group and that he will derive significant value from the life insurance policy.

Our Senior Vice President of Business Operations, Mr. Mencarini, manages the insurance aspect of our risk management process, as well as our proposals group, contracts and human resources departments.  He is not responsible for profitability or growth, and leads a team of approximately two dozen people.   Like Mr. Bowen, he is a participant in our Supplemental Benefit Plan.  In awarding the restricted stock, the Compensation Committee considered the employer-paid premium of the Supplemental Benefit Plan, Mr. Mencarini’s job duties, and his overall compensation.

The Company believes that restricted stock helps to create incentives for performance and further align the interests of executives with those of shareholders because a restricted stock’s value increases or decreases in conjunction with the Company’s stock price.  In addition, the Company believes granting awards with long vesting periods creates a substantial retention incentive and encourages the named executive officers to focus on the Company’s long-term business objectives and stock performance.  The Company had issued no equity compensation for several years prior to fiscal year 2010.  Beginning in fiscal year 2010, the Company began making restricted stock awards to named executive officers, has made such grants annually since then, and may continue to do so.  To date, all restricted shares granted to executive officers or other employees vest over a three-year period.

Consistent with the philosophy described above, the Compensation Committee awarded restricted stock in fiscal 2013 to each of the named executive officers. The awards, which will vest over a three-year period subject to each named executive officer’s continued service to the Company, consisted of 21,820 shares for Mr. Norton, 7,275 shares for Mr. Bowen, 14,550 shares for Ms. Marion, 14,550 shares for Mr. Marron and 1,615 shares for Mr. Mencarini.  All of the grants were made on June 27, 2012.

ePlus inc.	www.eplus.com

Other Aspects of Our Executive Compensation Program

Benefits and Perquisites

Our named executive officers receive a variety of benefits, including the following benefits that are available to all full-time employees:

•	a medical plan which encompasses medical, dental, vision, prescription drug and mental health services (employee shares cost);
•	pre-tax health and dependent care flexible spending accounts;
•	group life insurance and accidental death and disbursement ("AD&D") insurance coverage (company paid) and supplemental life and AD&D insurance coverage (employee pays cost);
•	life and AD&D coverage for spouses and dependents (employee paid);
•	long-term disability insurance coverage equal to 60% of base salary up to a maximum benefit of $120,000 per year (employee shares cost);
•	family and medical leave;
•	401(k) plan and discretionary match; and
•	workers’ compensation insurance.

Additionally, pursuant to his employment agreement, our Chief Executive Officer Mr. Norton is entitled to be reimbursed by us, not more often than annually, for his participation in an executive health assessment program.

Stock Ownership Guidelines and Return of Incentive Compensation by Named Executive Officers

On February 9, 2012, our Board of Directors adopted Stock Ownership Guidelines for our executive officers, to further align the interests of our executive officers with the interests of our shareholders.  The guidelines are expressed as a multiple of base salary as of April 1, 2012, or as of the date they are identified as executive officers (if subsequent to April 1, 2012).  Our Chief Executive Officer is expected to retain stock ownership valued at a multiple of three times his annual base salary, and other executive officers are expected to reach a multiple of one time their annual base salary.  Our current executive officers have until March 15, 2015, to reach the guideline.  Executive officers are expected to retain one-half of all equity grants until such time as the target stock ownership is reached.  The guidelines may be waived at the discretion of  our Compensation Committee in the event of an extraordinary expense (such as, for example, housing or higher education needs), or if compliance would create a severe hardship or prevent an executive from complying with a court order, as in the case of a divorce or other property settlement.  However, the Company expects such instances to be rare, and has not granted any waivers. Additionally, at this time, all of our executive officers meet their respective guideline requirement.

Our Cash Incentive Plan provides, beginning with our fiscal year 2012, that in the event an award was paid based on incorrect financial results, the Compensation Committee will review the payment.  If the amount of the payment would have been lower had the level of achievement of applicable financial performance goals been calculated based on the correct financial results, the Compensation Committee may, in its sole discretion, adjust (i.e., lower) the amount of such payment so that it reflects the amount that would have applied based on the correct financial results, and, to the extent permitted by applicable law, require the reimbursement by the participant of any amount paid to or received by the participant with respect to such award.  Additionally, the Cash Incentive Plan provides that cash payments under the plan are subject to recovery by the Company to the extent required by the Dodd-Frank Act and Sarbanes-Oxley and any regulations promulgated thereunder.

Deductibility of Named Executive Officer Compensation

Within our performance-based compensation program, we aim to compensate our named executive officers in a manner that is tax-effective for the Company. Under Section 162(m) of the Internal Revenue Code, annual compensation in excess of $1 million to each of a company’s CEO and four other most highly compensated executive officers (except for the Chief Financial Officer) that is not paid pursuant to a plan approved by shareholders and does not satisfy the performance-based exception of Section 162(m) is not deductible as a compensation expense for federal income tax purposes.

ePlus inc.	www.eplus.com

Because qualified performance-based compensation is not subject to the $1 million limit if certain requirements are met, we have sought to structure most at-risk elements of our executive compensation program so as to qualify those elements as performance-based compensation.  In connection with this endeavor, in September 2011 we asked shareholders to adopt performance goals within our Cash Incentive Plan, which will further increase our ability to qualify certain payments as performance-based compensation.  Shareholders overwhelmingly approved the performance goals, with 98.7% of shares present and entitled to vote approving the goals. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions as noted above and retains the flexibility to grant awards it determines to be consistent with the Company’s goal for its executive compensation program even if the award is not deductible by the Company for tax purposes.  To date, none of the awards under our Cash Incentive Plan have been deductible under the Section 162(m) exception.

In addition, our Employee LTIP was structured so that, in the discretion of the Compensation Committee, certain equity awards may be made to the named executive officers that are intended to constitute qualified performance-based compensation. Awards structured in such manner will not be subject to the $1 million deduction limitation.  However, to date no awards under the Employee LTIP will qualify for the deduction.

ePlus inc.	www.eplus.com

EXECUTIVE COMPENSATION

The following table includes compensation information concerning compensation paid to or earned by the named executive officers for each of the years they were so designated during fiscal years 2013, 2012, and 2011.

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Phillip G. Norton – Chairman of the	2013	560,000	-	702,822	-	280,000	-	4,316	(2)	1,547,138
Board, President and Chief Executive	2012	560,000	-	691,800	-	245,281	-	3,000		1,500,081
Officer	2011	530,000	-	540,300	-	280,000	-	1,700		1,352,000

Bruce M. Bowen – Executive Vice	2013	330,000	-	234,328	-	165,000	-	51,556	(3)	780,884
President	2012	330,000	-	230,600	-	131,888	-	48,178		740,666
	2011	330,000	-	180,100	-	165,000	-	45,895		720,995

Elaine D. Marion – Chief Finanical	2013	358,333	-	468,656	-	187,500	-	6,565	(4)	1,021,054
Officer	2012	325,000	-	461,200	-	148,200	-	4,200		938,600
	2011	325,000	-	270,150	-	162,500	-	1,700		759,350

Mark Marron – Chief Operating	2013	450,000	-	468,656	-	225,000	-	5,098	(5)	1,148,754
Officer	2012	450,000	-	461,200	-	194,775	-	1,350		1,107,325
	2011	441,732	-	369,200	-	225,000	-	208,917		1,244,849

Steven J. Mencarini – Senior Vice	2013	275,000	-	52,019	-	137,500	-	96,734	(6)	561,253
President	2012	275,000	-	51,885	-	125,035	-	92,193		544,113
	2011	275,000	-	45,025	-	137,500	-	86,427		543,952

(1)	The values in this column represent the aggregate grant date fair values of restricted stock awards, computed in accordance with FASB Topic 718.
(2)	Includes $3,000 of our employer 401(k) matching contributions, and $1,316 reimbursement for an executive physical to which Mr. Norton is entitled pursuant to his employment agreement.
(3)	Includes $3,000 of our employer 401(k) matching contributions, $2,401 representing travel and entertainment costs for Mr. Bowen’s spouse to attend a sales meeting for our high-performers and executives (hereinafter, “the President’s Club”), and $46,155 which represents the increase in the cash benefit under the Supplemental Benefit Plan during our fiscal year ended March 31, 2013.
(4)	Includes $3,000 of our employer 401(k) matching contributions, $1,200 medical insurance waiver payment, and $2,365 for Ms. Marion’s family to attend the President’s Club.
(5)	Includes $1,290 of our employer 401(k) matching contributions and $3,808 for Mr. Marron’s family to attend the President’s Club.
(6)	Includes $3,000 of our employer 401(k) matching contributions, and $93,734 which represents the increase in the cash benefit under the Supplemental Benefit Plan during our fiscal year ended March 31, 2013.

ePlus inc.	www.eplus.com

Fiscal Year 2013 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Stock or Units (#)	Underlying Options (#)	Option Awards ($/Sh)	and Option Awards ($)
Phillip G. Norton	6/27/2012				21,820	-	-	702,822
		-	280,000	280,000
Bruce M. Bowen	6/27/2012				7,275	-	-	234,328
		-	165,000	165,000
Elaine D. Marion	6/27/2012				14,550	-	-	468,656
		-	187,500	187,500
Mark P. Marron	6/27/2012				14,550	-	-	468,656
		-	225,000	225,000
Steven J. Mencarini	6/27/2012				1,615	-	-	52,019
		-	137,500	137,500

Awards granted to the executive officers and reflected in the 2013 Grants of Plan-Based Awards table above vest equally over a three-year period.

Employment Agreements

On September 27, 2011, the Company entered into an employment agreement with Phillip G. Norton, the Company’s Chairman, Chief Executive Officer and President.  The Agreement became effective October 1, 2011, and continued through and including July 31, 2013.  On August 7, 2012, the Company entered into Amendment # 1 (“Norton Amendment #1”) to the Agreement, which provided that the employment term shall be the period from October 1, 2011, through and including July 31, 2014 (the “Norton Employment Term”).   Norton Amendment #1 did not otherwise modify or amend the Agreement.  Pursuant to the Agreement, Mr. Norton received a base annual salary of $560,000, with an annual review of the salary, and he is a participant in our Cash Incentive Plan.  On June 20, 2013, the Company entered into Amendment # 2 (“Norton Amendment # 2”), pursuant to which Mr. Norton’s base annual salary was increased to $650,000, effective July 1, 2013.  The amendment also includes a change for purposes of Section 409A.  The September 27, 2011 Agreement, Norton Amendment # 1 and Norton Amendment # 2 (collectively, the “Norton Agreements”), as amended, are described below.

If Mr. Norton’s employment is terminated due to death or Incapacity (as defined in the Employment Agreement), the Company will pay any bonus determined by the Compensation Committee in accordance with the  Cash Incentive Plan, and, in the case of Incapacity, an additional amount equal to 18 months of Mr. Norton’s base salary.

Under the terms of the Norton Agreements, the Company may terminate Mr. Norton’s employment at any time with or without Good Cause (as defined in the agreement).  If the Company terminates Mr. Norton’s employment without Good Cause or Mr. Norton terminates his employment for Good Reason (as defined in the employment agreement), then he shall be entitled to (a) payment in an amount equal to 2.2 times his base salary, and (b) continued medical and dental insurance for himself and his dependents through COBRA for a period not longer than 18 months after termination.  If the Company and Mr. Norton have not entered into a new employment agreement or extended the Norton Employment Term, and within ten (10) days following the end of the Norton Employment Term, either the Company or Mr. Norton gives notice of an at-will termination, then he shall be entitled to (a) an amount equal to 18 months of his salary and (b) continued medical and dental insurance for himself and his dependents through COBRA for a period not longer than 18 months after termination.  In addition, if Mr. Norton's employment terminates for any reason, he will be entitled to have any term insurance policies that the Company then owns on his life assigned to him, provided he pays to the Company the amount of premiums previously paid by the Company for life insurance coverage subsequent to the date of assignment.  The Norton Agreements further provide that, in the event Mr. Norton receives any bonus or other incentive compensation based on incorrect financial results, the

ePlus inc.	www.eplus.com

Compensation Committee will review the payment, and, if the amount of the payment would have been lower had the level of achievement of applicable financial performance goals been calculated based on the correct financial results, the Compensation Committee can lower the amount of such payment so that it reflects the amount that would have applied based on the correct financial results, and, to the extent permitted by applicable law, require the reimbursement of any amount paid with respect to the bonus or other incentive compensation.  Additionally, the Norton Agreements provide that bonuses or other compensation are subject to recovery by the Company to the extent required by the Dodd-Frank Act and Sarbanes-Oxley and any regulations promulgated thereunder.  This provision does not apply to time-vested stock options, restricted stock or restricted stock units which are not awarded, granted or vested based on financial measure required to be reported under the securities laws.    The Norton Agreements also provides that in the event a severance payment would be subject to the excise tax provided in IRS Code Section 280G, he will receive a lesser payment if he would receive a greater after-tax benefit.  This will better enable the Company to obtain a tax deduction.

Effective August 1, 2012, the Company entered into an employment agreement, or the “Bowen Agreement,” with its Executive Vice President Bruce M. Bowen.  The term of the Bowen Agreement is the period from August 1, 2012, through and including July 31, 2013, and any renewal period thereafter (the “Bowen Employment Term”).  Unless either the Company or the Executive delivers a notice of termination to the other party, not less than 60 days prior to the end of the Employment Term, then the agreement automatically renews for successive one-year periods.   No notice of non-renewal was given prior to July 31, 2013, and therefore the Bowen Agreement was renewed through July 31, 2014.  In the event the Company delivers to Mr. Bowen a notice that his Agreement will terminate at the end of the employment term, and within thirty days of receipt of notice Mr. Bowen tenders his resignation from the Company, to be effective at the end of the employment term, then so long as Mr. Bowen fulfills his duties through the end of the term, and complies with certain post-employment obligations, such as confidentiality, intellectual property, non-competition, conflicts of interest and the return of Company property, then the Company will pay to Mr. Bowen severance in the amount of one year of his annual salary then in effect, in equal monthly or twice-monthly installments, and COBRA for him and his dependents for one year after the termination date.

 The Bowen Agreement specifies an annual base salary of $330,000.  In addition, Mr. Bowen will be eligible for an annual bonus under the terms and conditions of the Cash Incentive Plan, and certain other benefits and reimbursement of business expenses.  If Mr. Bowen’s employment is terminated due to death or Incapacity (as defined in the Bowen Agreement), the Company will pay any bonus determined by the Compensation Committee in accordance with its Cash Incentive Plan, and, in the case of Incapacity, an additional amount equal to one year of Mr. Bowen’s base salary.  The Bowen Agreement provides that the Company may terminate Mr. Bowen’s employment at any time with or without Good Cause (as defined in the Bowen Agreement).  If the Company terminates Mr. Bowen’s employment without Good Cause or Mr. Bowen terminates his employment for Good Reason (as defined in the Bowen Agreement), then he shall be entitled to (a) payment in an amount equal to one year of his base salary, and (b) a pro-rated portion of his target award as set forth in his then-current Executive Incentive Plan award agreement, and (c) continued medical and dental insurance for himself and his dependents through COBRA for a period not longer than one year after termination, paid by the Company.   The agreement further provides that, in the event Mr. Bowen receives any bonus or other incentive compensation based on incorrect financial results, the Compensation Committee will review the payment, and, if the amount of the payment would have been lower had the level of achievement of applicable financial performance goals been calculated based on the correct financial results, the Compensation Committee can lower the amount of such payment so that it reflects the amount that would have applied based on the correct financial results, and, to the extent permitted by applicable law, require the reimbursement of any amount paid with respect to the bonus or other incentive compensation.  Additionally, the agreement provides that bonuses or other compensation are subject to recovery by the Company to the extent required by the Dodd-Frank Act and Sarbanes-Oxley and any regulations promulgated thereunder.  This provision does not apply to time-vested stock options, restricted stock or restricted stock units which are not awarded, granted or vested based on financial measure required to be reported under the securities laws.  The Bowen Agreement also provides that in the event a severance payment would be subject to the excise tax provided in IRS Code Section 280G, he will receive a lesser payment if he would receive a greater after-tax benefit.  This will better enable the Company to obtain a tax deduction.

ePlus inc.	www.eplus.com

Effective August 1, 2012, the Company entered into an employment agreement, or the “Marion Agreement,” with its Chief Financial Officer Elaine D. Marion.   The term of the Marion Agreement is the period from August 1, 2012, through and including July 31, 2013, and any renewal period thereafter (the “Marion Employment Term”).  Unless either the Company or the Executive delivers a notice of termination to the other party, not less than 60 days prior to the end of the Employment Term, then the agreement automatically renews for successive one-year periods. No notice of non-renewal was given prior to July 31, 2013, and therefore the Marion Agreement was renewed through July 31, 2014.   In the event the Company delivers to Ms. Marion a notice that her Agreement will terminate at the end of the employment term, and within thirty days of receipt of notice Ms. Marion tenders her resignation from the Company, to be effective at the end of the employment term, then so long as Ms. Marion fulfills her duties through the end of the term, and complies with certain post-employment obligations, such as confidentiality, intellectual property, non-competition, conflicts of interest and the return of Company property, then the Company will pay to Ms. Marion severance in the amount of one year of her annual salary then in effect, in equal monthly or twice-monthly installments, and COBRA for her and her dependents for one year after the termination date.

The Marion Agreement specifies an annual base salary of $375,000.  On June 20, 2013, Ms. Marion and the Company entered in Amendment # 1 with Ms. Marion (“Marion Amendment # 1), which increased Ms. Marion’s annual base salary to $400,000, and included a change for 409A purposes.  No other aspect of the Marion Agreement was modified.  In addition, Ms. Marion will be eligible for an annual bonus under the terms and conditions of the Cash Incentive Plan, and certain other benefits and reimbursement of business expenses.  If Ms. Marion’s employment is terminated due to death or Incapacity (as defined in the Marion Agreement), the Company will pay any bonus determined by the Compensation Committee in accordance with its Cash Incentive Plan, and, in the case of Incapacity, an additional amount equal to one year of Ms. Marion’s base salary.  The Marion Agreement provides that the Company may terminate Ms. Marion’s employment at any time with or without Good Cause (as defined in the Marion Agreement).  If the Company terminates Ms. Marion’s employment without Good Cause or Ms. Marion terminates her employment for Good Reason (as defined in the Marion Agreement), then she shall be entitled to (a) payment in an amount equal to one year of her base salary, and (b) a pro-rated portion of her target award as set forth in her then-current Executive Incentive Plan award agreement, and (c) continued medical and dental insurance for herself and her dependents through COBRA for a period not longer than one year after termination, paid by the Company.   The agreement further provides that, in the event Ms. Marion receives any bonus or other incentive compensation based on incorrect financial results, the Compensation Committee will review the payment, and, if the amount of the payment would have been lower had the level of achievement of applicable financial performance goals been calculated based on the correct financial results, the Compensation Committee can lower the amount of such payment so that it reflects the amount that would have applied based on the correct financial results, and, to the extent permitted by applicable law, require the reimbursement of any amount paid with respect to the bonus or other incentive compensation.  Additionally, the agreement provides that bonuses or other compensation are subject to recovery by the Company to the extent required by the Dodd-Frank Act and Sarbanes-Oxley and any regulations promulgated thereunder.  This provision does not apply to time-vested stock options, restricted stock or restricted stock units which are not awarded, granted or vested based on financial measure required to be reported under the securities laws.    The Marion Agreement also provides that in the event a severance payment would be subject to the excise tax provided in IRS Code Section 280G, she will receive a lesser payment if she would receive a greater after-tax benefit.  This will better enable the Company to obtain a tax deduction.

Effective August 1, 2012, the Company entered into an employment agreement, or the “Marron Agreement,” with its Chief Operating Officer, Mark Marron.  The term of the Marron Agreement is the period from August 1, 2012, through and including July 31, 2013, and any renewal period thereafter (the “Marron Employment Term”).  Unless either the Company or the Executive delivers a notice of termination to the other party, not less than 60 days prior to the end of the Employment Term, then the agreement automatically renews for successive one-year periods.   No notice of non-renewal was given prior to July 31, 2013, and therefore the Marron Agreement was renewed through July 31, 2014.  In the event the Company delivers to Mr. Marron a notice that his Agreement will terminate at the end of the employment term, and within thirty days of receipt of notice Mr. Marron tenders his resignation from the Company, to be effective at the end of the employment term, then so long as Mr. Marron fulfills his duties through the end of the term, and complies with certain post-employment obligations, such as confidentiality, intellectual property, non-competition, conflicts of interest and the return of Company property, then the Company will pay to Mr. Marron severance in the amount of one year of his annual salary then in effect, in equal monthly or twice-monthly installments, and COBRA for him and his dependents for one year after the termination date.

The Marron agreement specifies a base annual salary of $450,000.  On June 20, 2013, the Company entered into Amendment No. #1 (“Marron Amendment # 1) with Mr. Marron, in which his annual base salary was increased to $475,000, effective July 1, 2013.  Marron Amendment # 1 also revised the description of severance to which Mr. Marron would be entitled under certain circumstances, but does not materially modify the amount of severance.  The amendment also includes a change for Section 409A purposes.  The below describes the collective terms of the Marron Agreement and Marron Amendment # 1.

ePlus inc.	www.eplus.com

Mr. Marron will be eligible for an annual bonus under the terms and conditions of the Cash Incentive Plan and certain other benefits such as reimbursement of business expenses.  If Mr. Marron’s employment is terminated due to death or Incapacity (as defined in the Marron Agreement), the Company will pay any bonus determined by the Compensation Committee in accordance with the Cash Incentive Plan, and, in the case of Incapacity, an additional amount equal to one year of his base salary.  Under the terms of the Marron Agreement, the Company may terminate Mr. Marron’s employment at any time with or without Good Cause (as defined in the Marron Agreement). If the Company terminates Mr. Marron’s employment without Good Cause or Mr. Marron terminates his employment for Good Reason (as defined in the Marron Agreement), then he shall be entitled to (a) payment in an amount equal to one year of his base salary, (b) an amount equal to five percent of his base salary, multiplied by the number of months that he was in the employment of the Company during the fiscal year in which his employment is so terminated, and (c) continued medical and dental insurance paid by the company for himself and his dependents through COBRA for a period not longer than one year after termination, paid by the Company.  The agreement further provides that, in the event Mr. Marron receives any bonus or other incentive compensation based on incorrect financial results, the Compensation Committee will review the payment, and, if the amount of the payment would have been lower had the level of achievement of applicable financial performance goals been calculated based on the correct financial results, the Compensation Committee can lower the amount of such payment so that it reflects the amount that would have applied based on the correct financial results, and, to the extent permitted by applicable law, require the reimbursement of any amount paid with respect to the bonus or other incentive compensation.  Additionally, the agreement provides that bonuses or other compensation are subject to recovery by the Company to the extent required by the Dodd-Frank Act and Sarbanes-Oxley and any regulations promulgated thereunder.  This provision does not apply to time-vested stock options, restricted stock or restricted stock units which are not awarded, granted or vested based on financial measure required to be reported under the securities laws.  The Marron Agreement also provides that in the event a severance payment would be subject to the excise tax provided in IRS Code Section 280G, he will receive a lesser payment if he would receive a greater after-tax benefit.  This will better enable the Company to obtain a tax deduction.

Effective August 1, 2012, the Company entered into an employment agreement, or the “Mencarini Agreement,” with its Senior Vice President of Business Operations, Steven Mencarini.   The term of the Mencarini Agreement is the period from August 1, 2012, through and including July 31, 2013, and any renewal period thereafter (the “Mencarini Employment Term”).  Unless either the Company or the Executive delivers a notice of termination to the other party, not less than 60 days prior to the end of the Employment Term, then the agreement automatically renews for successive one-year periods. No notice of non-renewal was given prior to July 31, 2013, and therefore the Mencarini Agreement was renewed through July 31, 2014.  In the event the Company delivers to Mr. Mencarini a notice that his Agreement will terminate at the end of the employment term, and within thirty days of receipt of notice Mr. Mencarini tenders his resignation from the Company, to be effective at the end of the employment term, then so long as Mr. Mencarini fulfills his duties through the end of the term, and complies with certain post-employment obligations, such as confidentiality, intellectual property, non-competition, conflicts of interest and the return of Company property, then the Company will pay to Mr. Mencarini severance in the amount of one year of his annual salary then in effect, in equal monthly or twice-monthly installments, and COBRA for him and his dependents for one year after the termination date.

The Mencarini Agreement specifies an annual base salary of $275,000.  In addition, Mr. Mencarini will be eligible for an annual bonus under the terms and conditions of the Cash Incentive Plan, and certain other benefits and reimbursement of business expenses.  If Mr. Mencarini’s employment is terminated due to death or Incapacity (as defined in the Mencarini Agreement), the Company will pay any bonus determined by the Compensation Committee in accordance with its Cash Incentive Plan, and, in the case of Incapacity, an additional amount equal to one year of Mr. Mencarini base salary.  The Mencarini Agreement provides that the Company may terminate Mr. Mencarini’s employment at any time with or without Good Cause (as defined in the Mencarini Agreement).  If the Company terminates Mr. Mencarini’s employment without Good Cause or Mr. Mencarini terminates his employment for Good Reason (as defined in the Mencarini Agreement), then he shall be entitled to (a) payment in an amount equal to one year of his base salary, and (b) a pro-rated portion of his target award as set forth in his then-current Executive Incentive Plan award agreement, and (c) continued medical and dental insurance for himself and his dependents through COBRA for a period not longer than one year after termination, paid by the Company.   The agreement further provides that, in the event Mr. Mencarini receives any bonus or other incentive compensation based on incorrect financial results, the Compensation Committee will review the payment, and, if the amount of the payment would have been lower had the level of achievement of applicable financial performance goals been calculated based on the correct financial results, the Compensation Committee can lower the amount of such payment so that it reflects the amount that would have applied based on the correct financial results, and, to the extent permitted by applicable law, require the reimbursement of any amount paid with respect to the bonus or other incentive compensation.  Additionally, the agreement provides that bonuses or other compensation are subject to recovery by the Company to the extent required by the Dodd-Frank Act and Sarbanes-Oxley and any regulations promulgated thereunder.  This provision does not apply to time-vested stock options, restricted stock or restricted stock units which are not awarded, granted or vested based on financial measure required to be reported under the securities laws.    The Mencarini Agreement also provides that in the event a severance payment would be subject to the excise tax provided in IRS Code Section 280G, he will receive a lesser payment if he would receive a greater after-tax benefit.  This will better enable the Company to obtain a tax deduction.

ePlus inc.	www.eplus.com

Messrs. Norton, Bowen, Marron and Mencarini, and Ms. Marion, have each agreed to non-solicitation, non-compete and confidentiality provisions in their respective employment agreements.  As a condition of receiving any termination payment under his or her respective employment agreement, the executive is required to sign a release of claims against the Company and certify that he or she has complied with the confidentiality, intellectual property, non-compete, non-solicit, conflict of interest and return of property provisions in his or her agreement.

Incentive Plan Awards Paid to Named Executive Officers

On April 25, 2011, the Compensation Committee of the Board of Directors of the Company modified the ePlus inc. Cash Incentive Plan, which was effective as of April 1, 2011.  Certain performance-based cash incentive compensation was earned by eligible executive employees under the Cash Incentive Plan.

The Cash Incentive Plan is administered by the Compensation Committee of the Board, which has full authority to determine the participants in the Cash Incentive Plan, the terms and amounts of each participant’s minimum, target and maximum awards, and the period during which the performance is to be measured.

At the conclusion of the fiscal year ended March 31, 2013, the Compensation Committee determined which of the financial and individual performance objectives described under the Cash Incentive Plan were achieved.  A cash payment to each respective executive was based on the level of attainment of the applicable performance objectives.

The award amount paid is a percentage of base salary based on the level of attainment of the applicable performance goals as set forth in each participant’s award agreement.  The 2013 performance criteria and their relative weights for each participant were as follows. For all executives except for Ms. Marion, company financial performance, 66.6%; and individual performance, 33.3%.  For Ms. Marion, the performance criteria for company financial performance and individual performance were each weighted at 50%.  The Company’s financial performance was based on the Company’s revenue (20% of the financial performance component) and earnings before taxes (80% of the financial component) for the 2013 fiscal year as stated in the Company’s Form 10-K for such year.  As described above under “Compensation Discussion and Analysis – Components of Compensation and 2013 Compensation Determinations – Cash Compensation”, in accordance with the Cash Incentive Plan’s provisions, such earnings were adjusted to exclude the incentive compensation accrued by the Company under the Cash Incentive Plan.  The cash incentive compensation for the fiscal year ended March 31, 2013, was capped at 50% of each executive’s salary, therefore, no executive received more than the maximum cash incentive payment of 50% of his or her salary. For the fiscal year ending March 31, 2014, Mr. Norton’s cash incentive is capped at $450,000, Mr. Marron’s is capped at $275,000, and Ms. Marion’s, Mr. Bowen’s and Mr. Mencarini’s are capped at 50% of his or her salary.   There were no waivers or modifications to any specified performance targets, goals or conditions with respect to the Cash Incentive Plan.

Long-Term Equity Incentive Plans

At our September 2008 annual meeting of shareholders, our shareholders approved two new long-term incentive plans, the 2008 Non-Employee Director Long-Term Incentive Plan, or the “Director LTIP” and the 2008 Employee Long-Term Incentive Plan, or the “2008 Employee LTIP.”  Under the 2008 Employee LTIP, 1,000,000 shares were authorized for grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock units, performance awards, or other share-based awards to ePlus employees.  In September 2012, shareholders approved our 2012 Employee Long-Term Incentive Plan, or the “2012 Employee LTIP.” The 2012 Employee LTIP authorizes 750,000 shares for grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards to our employees.  Subsequent to that approval by shareholders, no equity grants were issued during the fiscal year ended March 31, 2013, however, equity grants were issued to employees under the 2012 Employee LTIP after the end of the 2013 fiscal year.

ePlus inc.	www.eplus.com

Both the 2008 and the 2012 Employee LTIPs are administered by the Compensation Committee, and are designed to encourage our employees to acquire a proprietary interest in the growth and performance of ePlus, thus enhancing the value of ePlus for the benefit of its shareholders, and to enhance our ability to attract and retain exceptionally qualified individuals.  Since the adoption of the 2008 Employee LTIP, we have issued grants of restricted stock to our executive officers, as well as other employees.

Outstanding Equity Awards At March 31, 2013

The following table provides information concerning the outstanding equity-based awards as of March 31, 2013.  No named executive officer held any unexercised stock options as of March 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Phillip G. Norton	-	-	-	-	-	51,820	2,394,602
Bruce M. Bowen	-	-	-	-	-	17,276	798,324
Elaine D. Marion	-	-	-	-	-	32,884	1,519,570
Mark P. Marron	-	-	-	-	-	34,551	1,596,602
Steven J. Marcarini	-	-	-	-	-	3,949	182,483

(1)	Restricted stock vests over a three year period beginning on the grant date and ending on the first anniversary of the grant date for one-third of the restricted stock, on the second anniversary of the grant date for one-third of the restricted stock and on the third anniversary of the grant date for the remaining one-third of the restricted stock.
(2)	Based on the March 28, 2013, closing share price of $46.21 per share.

2013 Option Exercises and Stock Vested

The following table provides information regarding the exercise of stock options by the named executive officers during the 2013 fiscal year, and the vesting during the 2013 fiscal year of other stock awards previously granted to the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Phillip G. Norton	-	-	33,334	1,173,491
Bruce M. Bowen	-	-	10,000	350,635
Elaine D. Marion	-	-	16,666	581,894
Mark P. Marron	-	-	16,667	568,513
Steven J. Mencarini	-	-	3,250	115,252

(1)	Market value based upon the closing price of our common stock on the day of vesting, multiplied by the number of stock awards.

ePlus inc.	www.eplus.com

2013 Nonqualified Deferred Compensation

The following table shows the contributions to, the earnings of, and the distribution from, each named executive officer's account under the Company's nonqualified deferred compensation plan for fiscal year 2013.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
Phillip G. Norton	-	-	-	-	-
Bruce M. Bowen	-	46,155	-	-	982,069
Elaine D. Marion	-	-	-	-	-
Mark P. Marron	-	-	-	-	-
Steven J. Mencarini	-	93,734	-	-	650,302

(1)	The amounts in this column are reported in "All Other Compensation" in the Summary Compensation Table.
(2)	The nonqualified deferred compensation is based upon a hypothetical permanent whole life insurance policy for each of the named executive officer participants. The Company's contribution for fiscal year 2013 represents the annual incremental increase in the cash surrender value of the hypothetical insurance policy for each of the named executive officer participants.

Supplemental Benefit Plans

On February 28, 2005, our Board approved the adoption of an ePlus inc. Supplemental Benefit Plan for Messrs. Bowen, Mencarini and the other then executive officers except for Mr. Norton. The plan was developed and designed to provide these executive officers with a long-term incentive plan outside of the Company’s normal incentive plans.

The plan is unfunded and nonqualified and is designed to provide Messrs. Bowen and Mencarini with a cash benefit that is payable only upon the earlier to occur of:

•	death;
•	termination of employment; or
•	the expiration of the plan.

The plan terminates on August 11, 2014. Under the terms of the plan, the participant or his beneficiaries have only the right to receive a single lump-sum cash distribution upon the occurrence of one of the triggering events described above. Under the terms of the plan, the participant does not have a right to accelerate payments of the benefits payable under the plan. If the participant’s employment is terminated for cause (as defined in the plan) prior to the expiration of the plan, we will have no further obligation under the plan and the participant will not be entitled to any payments under the plan. In connection with the adoption of the plan, we have established a grantor trust to which we have transferred assets intended to be used for the benefit of the participant. Through the date of distribution of plan benefits, the assets of such trusts will remain subject to the claims of our creditors and the beneficiaries of the trusts shall have standing with respect to the trusts’ assets not greater than that of our general unsecured creditors. For the year ended March 31, 2013, there were no payments to the participants under the plan. The Compensation Committee takes the amounts accruing under this plan into consideration when setting other compensation.

Estimated Payments Upon Termination or Change in Control

For a description of the termination provisions included in the named executive officers’ employment agreements, see the disclosure under “Employment Agreements” above.  The following tables show potential payments to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment, assuming a March 31, 2013, termination date and using the closing price of $46.21 per share of our common stock as of March 28, 2013, the last trading date of our fiscal year which ended on March 31, 2013.

ePlus inc.	www.eplus.com

Termination Without Cause Payment As Of March 31, 2013

Name	Salary ($)		Bonus ($)		Accrued and Unused Vacation ($)		Health and Benefits Continuation ($)		Accelerated Vesting of Restricted Stock ($)		Supplemental Benefit Plan ($)		Total ($)
Phillip G. Norton	840,000	(1)	280,000	(3)	53,844	(4)	19,902	(5)	2,394,602	(7)	-		3,588,348
Bruce M. Bowen	330,000	(2)	165,000		25,809	(4)	18,672	(6)	798,324	(7)	982,069	(8)	2,319,874
Elaine D. Marion	375,000	(2)	187,500		36,056	(4)	-	(6)	1,519,570	(7)	-		2,118,126
Mark P. Marron	450,000	(2)	225,000		43,268	(4)	20,149	(6)	1,596,602	(7)	-		2,335,019
Steven J. Mencarini	275,000	(2)	137,500		26,462	(4)	20,149	(6)	182,483	(7)	650,302	(8)	1,291,896

(1)	Eighteen months of base annual salary.
(2)	One year annual base salary.
(3)	Amount equal to target bonus in Mr. Norton's Executive Incentive Plan agreement.
(4)	Amount equal to pro-rated portion of target bonus in the executives’ respective Executive Incentive Plan agreement.
(5)	Accrued vacation as of March 31, 2013.
(6)	Continuation of health benefits for eighteen months.
(7)	Continuation of health benefits for one year.
(8)	Payments under the Supplemental Benefit Plans. See "2013 Nonqualified Deferred Compensation - Supplemental Benefit Plans."

Termination Upon A Change In Control Payment As Of March 31, 2013

Name	Salary ($)		Bonus ($)		Accrued and Unused Vacation ($)		Health and Benefits Continuation ($)		Accelerated Vesting of Restricted Stock ($)		Supplemental Benefit Plan ($)		Total ($)
Phillip G. Norton	840,000	(1)	280,000	(3)	53,844	(4)	19,902	(5)	2,394,602	(7)	-		3,588,348
Bruce M. Bowen	330,000	(2)	165,000		25,809	(4)	18,672	(6)	798,324	(7)	982,069	(8)	2,319,874
Elaine D. Marion	375,000	(2)	187,500		36,056	(4)	-	(6)	1,519,570	(7)	-		2,118,126
Mark P. Marron	450,000	(2)	225,000		43,268	(4)	20,149	(6)	1,596,602	(7)	-		2,335,019
Steven J. Mencarini	275,000	(2)	137,500		26,462	(4)	20,149	(6)	182,483	(7)	650,302	(8)	1,291,896

(1)	Eighteen months of base annual salary.
(2)	One year annual base salary.
(3)	Amount equal to target bonus in the executives’ respective Executive Incentive Plan agreement.
(4)	Accrued vacation as of March 31, 2013.
(5)	Continuation of health benefits for eighteen months.
(6)	Continuation of health benefits for one year.
(7)	Total number of unvested restricted shares multiplied by the closing price of our stock on the NASDAQ Global Select Market on March 28, 2013, the last trading day of our fiscal year in 2013.
(8)	Payments under the Supplemental Benefit Plans. See "2013 Nonqualified Deferred Compensation - Supplemental Benefit Plans."

Termination Upon Death Or Disability Payment As Of March 31, 2013

Name	Salary ($) (1)	Bonus ($) (2)	Accrued and Unused Vacation ($)	Accelerated Vesting of Restricted Stock ($) (3)	Supplemental Benefit Plan ($) (4)	Total ($)
Phillip G. Norton	840,000	280,000	53,844	1,932,502	-	3,106,346
Bruce M. Bowen	330,000	165,000	25,809	644,260	2,650,000	3,815,069
Elaine D. Marion	375,000	187,500	36,056	1,288,520	-	1,887,076
Mark P. Marron	450,000	225,000	43,268	1,288,520	-	2,006,788
Steven J. Mencarini	275,000	137,500	26,462	143,944	1,531,554	2,114,460

ePlus inc.	www.eplus.com

(1)	Reflects payment due in the event of incapacity. In the event of death, no additional salary payments are due.
(2)	The Compensation Committee has discretion to award a pro-rated amount of the target bonus, based upon the date of the executive's death or incapacity. The above reflects the maximum possible award.
(3)	For stock grants issued during or before the fiscal year ended March 31, 2011, unvested restricted stock may be transferred to family members or trusts by will or by the laws of descent and distribution, however, the vesting is not accelerated. Restricted stock grants issued during or after the fiscal year ended March 31, 2012 accelerate upon the recipient’s death or disability.
(4)	Payments under the Supplemental Benefit Plans. See "2013 Nonqualified Deferred Compensation - Supplemental Benefit Plans."

Equity Compensation Plan Information

The following table provides information as of March 31, 2013, about our common stock that may be issued upon the exercise of options, warrants, and rights under our prior equity compensation plans. It also provides information regarding the number of securities available for future issuance under our current equity compensation plans, under which there are no outstanding options, warrants or rights.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	40,000	13.99	909,629	(1)
Equity compensation plans not approved by security holders
Total	40,000		909,629

(1)	This number includes 159,629 shares reserved for issuance under the 2008 Non-Employee Director Long-Term Incentive Plan and available for future restricted stock awards, and 750,000 shares reserved for issuance under the 2012 Employee Long-Term Incentive plan.

ePlus inc.	www.eplus.com

PROPOSALS

Proposal 1 - Election Of Directors

(Proposal # 1 on Proxy Card)

The Board of Directors presently has eight members.  The Board of Directors has nominated directors Norton, Bowen, O’Donnell, Cooper, Faulders, Herman, Hovde and Callies to be elected to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Each of the nominees for election is currently a director of the Company and was selected by the Board of Directors as a nominee in accordance with the recommendation of the Nominating and Corporate Governance Committee. Biographical information as of June 30, 2013, for each nominee is provided below.

Unless otherwise instructed or unless authority to vote is withheld, all signed proxies will be voted for the election of the Board’s nominees. Each of the nominees has agreed to be named in this proxy statement and to serve if elected, and we know of no reason why any of the nominees would not be able to serve. However, if any nominee is unable or declines to serve as a director, or if a vacancy occurs before the election (which events are not currently anticipated), the proxy holders will vote for the election of such other person or persons as are nominated by the Board.

Vote Required

The eight nominees receiving the highest number of affirmative votes of the outstanding shares of the Company’s common stock present or represented by proxy and voting at the meeting, will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote in favor of the election ofMessrs. Norton, Bowen, O’Donnell, Cooper, Faulders, Herman, Hovde and Callies.

Phillip G. Norton, age 69, joined the Company in March 1993 and has served since as its Chairman of the Board and Chief Executive Officer.  Since September 1, 1996, Mr. Norton has also served as President of the Company.  Mr. Norton had extensive leasing experience prior to joining ePlus.  With over thirty years of senior management experience in the equipment leasing and equipment sales markets, Mr. Norton brings leadership, vision, and extensive business, operating, and financing experience to the Company.  He has tremendous knowledge of our markets, and since joining the Company in 1993, he has guided the expansion of our business lines and revenues.  Today, we are a provider of advanced technology solutions, leasing, and software with over $983 million in revenues, as compared to our initial businesses of equipment leasing and brokerage with revenues of $40 million when the Company went public in 1996.  As CEO, Mr. Norton has led several successful capital raising initiatives, including our IPO and secondary offerings and two private equity rounds; multiple accretive acquisitions in three different business lines; the hiring and retention of numerous highly qualified personnel; the successful litigation of multiple patent infringement lawsuits protecting our patent rights; and the development of strong industry relationships with key technology partners.

He was founder, Chairman of the Board of Directors, President and Chief Executive Officer of Systems Leasing Corporation, an equipment leasing and equipment brokerage company which he founded in 1978 and sold to PacifiCorp, Inc., a large Northwest utility, in 1986.  From 1986 to 1990, Mr. Norton served as President and CEO of PacifiCorp Capital, Inc., the leasing entity of PacifiCorp, Inc., which had over $650 million of leased assets.  From 1990 until 1993, Mr. Norton coached high school basketball and invested in real estate.  From 1970-1975, he worked in various sales and management roles for Memorex Corporation, a manufacturer of storage and communication equipment and from 1975-1978, he was Vice President of Federal Leasing Corporation, a provider of financing and logistics to federal, state, and local governments.  In June 2011, Mr. Norton began serving on the Board of Directors of The Northern Virginia Technology Council, the largest membership and trade association for the technology in the United States.  Mr. Norton is a 1966 graduate of the U.S. Naval Academy, with a BS in engineering, and served in the U.S. Navy from 1966-1970 as a Lieutenant in the Supply Corps.

ePlus inc.	www.eplus.com

Bruce M. Bowen, age 61, founded our company in 1990 and served as our President until September 1996. Since September 1996, Mr. Bowen has served as our Executive Vice President and from September 1996 to June 1997 also served as our Chief Financial Officer. Mr. Bowen has served on the Board since our founding. Mr. Bowen is a 1973 graduate of the University of Maryland with a B.S. in Finance and in 1978 received a Masters of Business Administration in Finance from the University of Maryland.

Mr. Bowen has been in the equipment leasing business since 1975. Prior to founding the Company he served as Senior Vice President of PacifiCorp Capital, Inc.  In the past, he has served as Chairman of the Association for Government Leasing and Finance as well as various committees of the Equipment Leasing and Finance Association, which gave him a broad understanding of issues affecting our industry. During his leasing career, Mr. Bowen has participated in equipment lease financing in excess of $3 billion, involving many major vendors as well as government contractors. Throughout his leasing career, he has been responsible for finance and funding, and sales and operations activities, providing the Board with a vast array of knowledge in a multitude of industry-specific areas.

Terrence O’Donnell, age 69, joined our Board in November 1996 upon the completion of our IPO. Mr. O’Donnell is a partner with the law firm of Williams & Connelly LLP in Washington D.C.  He served as Executive Vice President, General Counsel and Chief Compliance Officer of Textron, Inc. from March 2000 and Corporate Secretary from 2009, until he retired from Textron Inc. on January 31, 2012.  Mr. O’Donnell has practiced law since 1977, and from 1989 to 1992 served as General Counsel to the U.S. Department of Defense. Mr. O’Donnell served on the Board of Directors and the Compensation, Nominating and Audit Committees of IGI Laboratories, Inc., an NYSE-Amex Equities company from 1993 to 2009. Mr. O’Donnell is a 1966 graduate of the U.S. Air Force Academy and received a Juris Doctor from Georgetown University Law Center in 1971.

Mr. O’Donnell brings to the Board of Directors experience in a variety of capacities relevant to the business of the Company.  His role at Textron Inc., a multi-industry company with global operations including a commercial finance subsidiary, as Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer, provided valuable experience in business, finance, compliance, leasing, government procurement, environmental, health and safety, corporate and securities law, board and corporate governance, and internal controls, all of which complement directly his service on the Board of ePlus. His public service as a White House staff member for 5 years, 1972-1977, and as General Counsel of the Department of Defense, 1989-1992, have provided a deep understanding of the federal government, a customer of the Company and the governmental regulatory environment.  His service on the board and committees of another public company, IGI, Inc. for some 16 years, including his chairmanship of the IGI Audit Committee for over 12 years, provides insight and experience relevant to his service on the Board of ePlus and his role as Chairman of the Audit Committee.  His private practice experience at Williams & Connolly has also provided significant experience in regulatory matters, litigation, and securities and corporate law.

Milton E. Cooper, Jr., age 74, joined our Board in November 2003. Mr. Cooper served with Computer Sciences Corporation (“CSC”) from September 1984 until his retirement in May 2001, first as Vice President, Business Development and then (from January 1992) as President, Federal Sector. Under his leadership, CSC’s Federal Sector grew to more than 17,000 information technology professionals and accounted for approximately 25 percent of CSC’s fiscal year 2001 annual revenues of $10.5 billion. Prior to joining CSC, Mr. Cooper served in various marketing and general management positions at IBM Corporation, Telex Corporation and Raytheon Company.

Mr. Cooper has served on numerous committees and organizations including: Chairman, Armed Forces Communications and Electronics Association (AFCEA); Chairman, Secretary of the Army’s National Science Center Advisory Board; Member of the Board of Directors of the Information Technology Association of America (ITAA), the National Defense Industrial Association and the USO. He served on the Identix, Inc. Board from 2001 until its merger with Viisage in 2006. During that time, he was Chairman of the Board from 2004 – 2006. He served on the Board of Directors of L-1 Identity Solutions Inc. from 2006 until the acquisition of L-1 in July 2011 by Safran S.A.  In 2002, he was recognized as the “20 Year Outstanding Industry Executive” by Government Computer News (a Washington Post Company). Mr. Cooper is a 1960 graduate of the United States Military Academy. He served as an artillery officer with the 82nd Airborne Division before leaving active duty in 1963.

Mr. Cooper’s senior executive role at CSC has provided him with expertise in federal government contracting in the technology area. His skills in this area bring a depth of experience to the Board that is directly applicable to a core business for the Company. In addition, Mr. Cooper’s senior-level experience with the federal government provides him with valuable insights into the perspective of a customer. Mr. Cooper dedicates substantial time to Board matters, serving as a member of our Compensation Committee, and as a member of our Nominating and Corporate Governance Committee.

ePlus inc.	www.eplus.com

C. Thomas Faulders, III, age 63, joined our Board in July 1998. Mr. Faulders has been the President and Chief Executive Officer of the University of Virginia Alumni Association since 2006. Prior to that, Mr. Faulders served as the Chairman and Chief Executive Officer of LCC International, Inc. from 1999 to 2005 and as Chairman of Telesciences, Inc., an information services company, from 1998 to 1999. From 1995 to 1998, Mr. Faulders was Executive Vice President, Treasurer, and Chief Financial Officer of BDM International, Inc., a prominent systems integration company. Mr. Faulders also served as the Vice President and Chief Financial Officer of COMSAT Corporation, an international satellite communication company, from 1992 to 1995.  Prior to this, Mr. Faulders served in a variety of executive roles at MCI, including Treasurer and Senior Vice President of Marketing.  Mr. Faulders is the Vice-Chair of the Board of Trustees of Randolph College in Lynchburg, Virginia. He has served on numerous boards in the past and has held roles as chairs of compensation, audit and governance committees.  He is a 1971 graduate of the University of Virginia and in 1981 received a Masters of Business Administration from the Wharton School of the University of Pennsylvania.

Mr. Faulders’ extensive executive and financial experience in the telecommunications and high tech sectors enables him to assist ePlus directly in the oversight of financial and SEC reporting matters, and the knowledge and experience to provide insight and guidance in the formulation of strategic planning.  He qualifies as an audit committee financial expert within the meaning of SEC regulations.

Lawrence S. Herman, age 69, joined our Board of Directors in March 2001. Until his retirement in July 2007, Mr. Herman was one of KPMG’s and BearingPoint’s most senior Managing Directors with responsibility for managing the strategy and emerging markets in the company’s state and local government practice. During his 40 year career with BearingPoint and KPMG, Mr. Herman specialized in developing, evaluating, and implementing financial and management systems and strategies for state and local governments around the nation, as well as mid-market companies and organizations. In many assignments during his 40 plus year career with KPMG and BearingPoint, Mr. Herman was responsible for directing teams which evaluated, designed and implemented systems of internal controls covering procurement, accounting and human resources systems. He has directed accounting systems integration projects for private sector as well as state and local governments, and several statewide performance and budget reviews for California, North Carolina, South Carolina, Louisiana, Oklahoma, and others, resulting in strategic fiscal and technology plans. He is considered to be one of the nation’s foremost state budget, financial accounting and fiscal planning experts. Mr. Herman received his B.S. degree in Mathematics and Economics from Tufts University in 1965 and his Masters of Business Administration in 1967 from Harvard Business School.

Mr. Herman’s senior executive role as Managing Director at both KPMG and BearingPoint provided him with significant expertise in private sector and public sector government systems and technology issues. These roles provide the Board and the Company with significant expertise and experience in market segments core to the Company's business.  Mr. Herman dedicates substantial time to Board matters, serving as the Chairman of our Nominating and Corporate Governance Committee, and as a member of both our Compensation and Audit Committees.

Eric D. Hovde, age 49, joined our Board in November 2006. Mr. Hovde is the Chief Executive Officer of Hovde Properties, LLC, a real estate management company.  He is also President and Chief Executive Officer of Hovde Capital Advisors LLC, an SEC-registered investment adviser, which manages private investment funds and managed accounts focusing primarily on the financial services and real estate-related industry. In this capacity, Mr. Hovde provides the investment team with strategic direction and guidance in their investment decisions. He is also President and Chief Executive Officer of Hovde Private Equity Advisors LLC, a private equity firm also focused on the financial services industry. Mr. Hovde previously was the CEO of Hovde Financial, an investment banking organization that he co-founded focused on the mergers and acquisitions of banks and thrifts. In this capacity, he was involved in the negotiation, structuring, and consummation of countless private sector mergers and acquisitions, as well as numerous acquisitions from either the RTC or the FDIC on behalf of Hovde Financial’s clients. Mr. Hovde has also served as a director on numerous bank and thrift boards and currently serves as the Chairman of Sunwest Bancorp in Orange County, California. Mr. Hovde has also served on the boards and various committees of both public and private companies.

ePlus inc.	www.eplus.com

Mr. Hovde’s career has provided him with an expertise in the financial services industry and the investment management areas and, as such, he has been featured on numerous occasions on financial television and in national print media publications—including CNBC, Bloomberg TV, and The Wall Street Journal. His familiarity and understanding of the interplay between the economy and the financial and real estate markets has provided him with a knowledgeable perspective enabling him to act in multiple capacities – that of an executive, an industry commentator, and a financial industry expert.

Mr. Hovde is also the co-founder and a trustee of The Eric D. and Steven D. Hovde Foundation, a non-profit organization that actively supports clinical research to find a cure for Multiple Sclerosis, finances safe homes that provide shelter, supportive services, education and love to vulnerable street children, and charitable relief in devastated areas around the world. Mr. Hovde received his degrees in Economics and International Relations from the University of Wisconsin.

John E. Callies, age 59, joined our board on July 23, 2010.  Mr. Callies was employed by IBM in various capacities for thirty-four years.  Most recently, he served as general manager of IBM Global Financing from 2004 until his retirement in June 2010. With operations in 55 countries supporting 125,000 clients, he led the world's largest information technology financing and asset management organization and Mr. Callies was responsible for business direction and management of a portfolio of nearly $35 billion in total assets. Previously, as vice president, marketing, On Demand Business for IBM, Mr. Callies had company-wide responsibility for all marketing efforts in support of On Demand Business, along with leading the marketing management discipline for IBM.  In 2003, Mr. Callies was appointed vice president, marketing and strategy, of IBM Systems Group.  Prior to that, beginning in 1996 when he was named general manager, small and medium business, IBM Asia Pacific Corporation, based in Tokyo, Japan, Mr. Callies has filled roles in marketing and marketing management.  In 1991 he was named general manager of IBM Credit Corporation’s end-user financing division, now called IBM Global Financing.  His career at IBM Credit Corporation began in 1985, when he progressed through various executive positions in sales and operations.  Mr. Callies is a former Chair of the Board of Governors of Fairfield Preparatory School in Fairfield, Connecticut and former member of the advisory board of Lehigh University.  He also serves on the Advisory Board of the Leeds School of Business at the University of Colorado. Mr. Callies is a 1976 graduate of Lehigh University.

Mr. Callies brings over thirty years of experience in the technology marketplace to the ePlus Board. In particular, his broad understanding of the computer reseller channel, financing and international markets will help the Company strengthen its position in the marketplace.

Proposal 2 – Advisory Vote on Named Executive Officer Compensation

(Proposal # 2 on Proxy Card)

Our Board of Directors proposes that shareholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the SEC’s rules (commonly known as a “say-on-pay” proposal).  We recognize the interest our shareholders have in the compensation of our executives, and we are providing this advisory proposal in recognition of that interest and as required by the Dodd-Frank Act.

As described in detail under the heading “Compensation Discussion and Analysis,” our named executive officer compensation program is designed to attract, motivate, and retain our named executive officers, while ensuring alignment of their interests with shareholders’ interests.  Our named executive officers are critical to our success, and our compensation program is designed to reward them for their service to the Company, the achievement of specific performance goals, and the realization of increased shareholder value.  The Compensation Committee reviews the compensation programs for our named executive officers, at least annually, to ensure the fulfillment of our compensation philosophy and goals.  The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company’s recent and long-term success.

Please read the “Compensation Discussion and Analysis,” beginning on page 15, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, and the summary compensation table and other related compensation tables and narrative, beginning on page 24, which provide detailed information on the compensation of our executive officers.

ePlus inc.	www.eplus.com

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement.  Accordingly, we will ask our shareholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related compensation tables and narrative disclosure, is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board.  However, we value the opinion of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board unanimously recommends a vote FOR the approval of the advisory resolution on the compensation of our named executive officers.

Proposal 3 – Ratification of The Appointment of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm for Our Fiscal Year Ending March 31, 2014

(Proposal # 3 on Proxy Card)

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, or “Deloitte”, as the Company’s independent registered accounting firm for the fiscal year ending March 31, 2014. Deloitte has served as the Company’s independent registered accounting firm since 1990, and is an independent registered public accounting firm.

Neither the Company’s Bylaws nor other governing documents or law require shareholder ratification of the appointment of Deloitte as the Company’s independent registered accounting firm. However, the Company is submitting the appointment of Deloitte to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered accounting firm at any time if they determine that such a change would be in the best interest of the Company and its shareholders.

Representatives of Deloitte are expected to attend the annual meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions.

Auditor’s Fees

With respect to the fiscal years ended March 31, 2013, and March 31, 2012, the aggregate fees billed by Deloitte were as follows:

	Fiscal 2013 ($)	Fiscal 2012 ($)
Audit Fees	1,859,420	1,176,000
Audit Related Fees	-	-
Tax Fees	-	-
All Other Fees	2,200	2,200
TOTAL FEES	1,861,620	1,178,200

ePlus inc.	www.eplus.com

Audit-Related Fees. There were no audit-related fees billed by Deloitte for the fiscal years ended March 31, 2013 or 2012.

Tax Fees. There were no fees billed by Deloitte for tax-related services rendered for the fiscal years ended March 31, 2013 or 2012.

All Other Fees. There were other fees billed by Deloitte for an annual license to online resources in the amount of $2,200.

The Audit Committee pre-approves all auditing services (which may entail providing comfort letters in connection with securities underwriting), and all non-audit services provided to us by Deloitte, subject to a de minimis exception as set forth by the SEC.

Vote Required

To be approved, Proposal 3, ratification of appointment of independent registered accounting firm, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

The Board unanimously recommends voting FOR ratification of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending March 31, 2014.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the year ended March 31, 2013.  The information contained in this report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation of this proxy statement by reference.

The Audit Committee has certain duties and powers as described in its written charter adopted by ePlus inc.’s Board of Directors (the “Board”).  The Audit Committee is responsible primarily for assisting the Board in its oversight of the Company’s accounting and financial reporting processes, including audits of the Company’s financial statements and the integrity of the financial statements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and independent registered accounting firm.  The Audit Committee does not itself prepare financial statements or perform audits. The Board in its business judgment and upon the recommendation of the Corporate Governance and Nominating Committee, has determined that all members of the Audit Committee are "independent," as required by applicable listing standards of the NASDAQ Stock Market, as currently in effect, and in accordance with the rules and regulations promulgated by the SEC. The Board has also determined that each member of the Audit Committee is able to read and understand fundamental financial statements, as such qualifications are defined under the rules of the NASDAQ Stock Market, and that Mr. Faulders is an "audit committee financial expert" within the meaning of the rules of the SEC.

Management is responsible for the preparation, presentation and integrity of the Company's financial statements and for the establishment and effectiveness of internal control over financial reporting, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, Deloitte & Touche LLP, is responsible for planning and carrying out a proper audit of the Company's annual financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and auditing the effectiveness of internal control over financial reporting.

ePlus inc.	www.eplus.com

In performing its oversight role, the Audit Committee has considered and discussed the audited consolidated financial statements with management and Deloitte & Touche LLP. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance (Codifications of Statements on Auditing Standards, AU380—which supersedes SAS 61). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Ethics and Independence Rules 3526, Communication with Audit Committees Concerning Independence. The Audit Committee has also discussed with the independent registered public accounting firm its independence. The independent registered public accounting firm has free access to the Audit Committee to discuss any matters the firm deems appropriate.

Based on the reports and discussions described in the preceding paragraph and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Audit Committee Charter in effect during the fiscal year, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's consolidated financial statements has been carried out in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that Deloitte & Touche LLP is in fact "independent" or the effectiveness of the Company's internal controls.

The Audit Committee

Terrence O’Donnell, Chairman
John E. Callies
C. Thomas Faulders, III
Lawrence S. Herman

e+

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time, on September 9, 2013.

Vote by Internet

- Go to www.investorvote.com/PLUS
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Philip G. Norton	☐	☐	02 - Bruce M. Bowen	☐	☐	03 - C. Thomas Faulders, III	☐	☐
04 - Terrence O'Donnell	☐	☐	05 - Lawrence S. Herman	☐	☐	06 - Milton E. Cooper, Jr.	☐	☐
07 - John E. Callies	☐	☐	08 - Eric D. Hovde	☐	☐			

+

Proposal	For	Against	Abstain
2. ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THE PROXY STATEMENT.	☐	☐	☐
3. PROPOSAL TO RATIFY THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

82D V +

01OKCD

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ePlus inc.

Notice of 2013 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — September 10, 2013

Kleyton L. Parkhurst and Erica S. Stoecker, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of ePlus inc. to be held on September 10, 2013, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as the shareholder directs. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)